                                                                    Exhibit 10.1

                           RECAPITALIZATION AGREEMENT
                          DATED AS OF NOVEMBER 25, 1997

                                     BETWEEN

                           YOUNG AMERICA CORPORATION,
                                 JAY F. ECKLUND,
                     JOHN F. ECKLUND 1995 IRREVOCABLE TRUST,
                SHELDON MCKENSIE ECKLUND 1995 IRREVOCABLE TRUST,
                     JOHN F. ECKLUND 1997 IRREVOCABLE TRUST,
                SHELDON McKENSIE ECKLUND 1997 IRREVOCABLE TRUST,
                  JAY F. ECKLUND 1997 IRREVOCABLE ANNUITY TRUST

                                       AND
                            BT CAPITAL PARTNERS, INC.

                           RECAPITALIZATION AGREEMENT

      THIS RECAPITALIZATION AGREEMENT dated as of this 25th day of November, 1997 (the "Agreement"), between Young America Corporation, a Minnesota corporation (the "Company"), the selling stockholders named herein (collectively, the "Selling Stockholders"), and BT Capital Partners, Inc., a Delaware corporation ("Investor").

      WHEREAS, the Selling Stockholders own all of the issued and outstanding shares of common stock, par value $1.00 per share ("Common Stock") of the Company;

      WHEREAS, upon the terms and conditions hereinafter set forth, the parties desire to consummate the following transactions simultaneously on the Closing Date (except as otherwise noted) as part of an integrated and contractually interdependent plan (hereinafter, such transactions shall be referred to collectively as the "Recapitalization") (capitalized terms shall have the meaning given to them hereinafter in this Agreement):

      1. Equity Financing. Investor, Ontario Teachers and Senior Management shall complete the Equity Financing in accordance with the terms of (a) that certain Stock Purchase Agreement dated as of the Closing Date between the Company and Investor, (b) that certain Stock Purchase Agreement dated as of the Closing Date between the Company and Ontario Teachers, and (c) those certain separate Subscription Agreements dated as of the Closing Date between the Company and each member of Senior Management (collectively, the "Company Subscription Agreements").

      2. Debt Financing. The Company shall complete the Bridge Financing.

      3. Redemption of Stock. Each Selling Stockholder shall sell, assign, transfer and deliver to the Company, and the Company shall purchase and redeem from each Selling Stockholder, the Redeemed Stock, in the number of shares of Common Stock and for the cash consideration set forth opposite each of the Selling Stockholders' names on Schedule 2.4.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 Defined Terms. The following terms shall have the meanings set forth below:

      "Affiliate" shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

      "Amended Articles of Incorporation" shall mean the Amendment and Restatement of Articles of Incorporation of the Company, substantially identical to Exhibit E.

      "Antitrust Laws" shall mean all Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or the restraint of trade including, without limitation, the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, and the Federal Trade Commission Act, as amended.

      "Applicable Laws " shall mean all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, orders, judgments, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over the parties, as may be in effect on or prior to the Closing.

      "Closing Balance Sheet Principles" shall mean the accounting principles and procedures set forth in Schedule 3.3(a).

      "Closing Incentive Payments" shall mean the payment obligations of the Company arising solely in connection with the Closing (but not including the other payment obligations of the Company thereunder) under the agreements set forth on Scheduleu8.12, in the amounts set forth thereon, net of all applicable federal and state income, social security, medicare, payroll and other amounts required to be withheld.

      "Damages" shall mean any liabilities or Expenses, judgments, fines, losses, claims, damages and amounts paid in settlement; provided, however, "Damages" shall not include any special, incidental and punitive damages unless such special, incidental or punitive damages are payable by the Aggrieved Party to a third party who is not an Affiliate of the Aggrieved Party, exclusive of the lender for the Bridge Financing and the subsequent financing thereof.


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      "Encumbrance" shall mean any lien, encumbrance, security interest, charge, mortgage, option, pledge or restriction on transfer of any nature whatsoever.

      "Environmental Claim" shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence or Release of any Hazardous Material at any location, whether or not owned or operated by the Company.

      "Environmental Laws" shall mean all Applicable Laws relating to pollution or protection of human health or the environment or to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act and the Clean Water Act.

      "Equipment" shall mean any and all machinery, equipment, tools, computers, furniture and all other personal property (other than the supplies described in Section 6.2(q)) owned or leased by the Company and used in the Company's business and operations.

      "Escrow Agreement" shall mean that certain Escrow Agreement between the Selling Stockholders, the Company and the Escrow Agent dated as of the Closing Date, substantially identical to Exhibit A attached hereto.

      "Excess Cash" means $6,960,000.

      "Expenses" shall mean all reasonable attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Indemnifiable Claim.

      "GAAP" shall mean United States generally accepted accounting principles, as in effect on the date or for the period with respect to which such principles are applied, consistently applied.

      "Governmental Entity" shall mean any government, executive official thereof, governmental or regulatory authority, agency, bureau or commission, including courts of competent jurisdiction, domestic or foreign.


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

      "Hazardous Material" shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss.300.5, or defined as such by, or regulated as such under, any Environmental Law.

      "Indemnifiable Claim" shall mean any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative based on or arising out of acts or omissions occurring (a) on or prior to the Closing Date in the case of claims for indemnification brought by Investor hereunder, or (b) after the Closing Date in the case of claims for indemnification brought by the Selling Stockholders hereunder.

      "Material Adverse Effect" shall mean any events, changes or effects which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, assets, prospects, financial condition or results of operations of the Company taken as a whole with any events, changes or effects which have an adverse effect on the expected earnings of the Company measured in the context of the effect on the Company's enterprise value and with materiality measured in relation to the Total Consideration, but in any case excluding any events, changes or effects resulting from general economic conditions.

      "Noncompetition Agreement" shall mean that certain Noncompetition Agreement dated as of the Closing Date between the Company and the Selling Stockholders, substantially identical to Exhibit B attached hereto.

      "Ontario Teachers" means Ontario Teachers' Pension Plan Board, a non-share capital corporation organized under laws of the Province of Ontario.

      "Permitted Encumbrances" means any Encumbrance (i) specifically disclosed in Schedule 6.2(h), item (G), the Audited Financial Statements or the Unaudited Financial Statements, (ii) liens for Taxes not yet due and payable, (iii) mechanics', workman's, repairman's, warehouseman's, carriers' or other like liens arising or incurred in the ordinary course of business, (iv) with respect to real property (A) easements, quasi-easements, licenses, rights-of-way and other similar restrictions, including, without limitation, any other agreements, conditions or restrictions, in each case which are a matter of public record,
(B) any conditions that are shown by any survey which has been made available for Investor's review prior to the date hereof, and (C) zoning, building, or similar restrictions pursuant to Applicable Laws, and (v) other Encumbrances, which, in each case, individually and in the aggregate, are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by this Agreement and do not materially impair the existing use or value of the property affected by such Encumbrances.


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

      "Person" shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or any department or agency thereof or any other entity.

      "Principal Stockholder" shall mean Jay F. Ecklund, an individual resident of the State of Florida.

      "Registration Rights Agreement" shall mean that certain Registration Rights Agreement between the Company, the Principal Stockholder, Investor and Ontario Teachers, a copy of which is attached hereto as Exhibit D.

      "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or into the air, soil, surface water, groundwater or property.

      "SBA Sideletter" shall mean that certain sideletter dated as of the Closing Date, between Investor and the Company regarding matters related to the status of Investor as a federally licensed small business investment company.

      "Solvent" shall mean, with respect to any Person, that (a) the fair saleable value of the property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, (b) as of such date, such Person is able to pay all of its liabilities as such liabilities mature,
(c) such Person does not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its subsidiaries, and (d) such Person has not incurred debts beyond its ability to pay as they mature. The amount of any contingent or unliquidated liability at any time will be computed as the amount which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

      "Stockholders' Agreement" means that certain Stockholders' Agreement among the Company, the Principal Stockholder, Investor, Ontario Teachers and Senior Management, as it may be amended, supplemented or restated from time to time.

      "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross receipts, sales, use, ad valorem, transfer, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, property or other taxes, fees, assessments or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.


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

      "Transaction Documents" shall mean this Agreement, the Stockholders' Agreement, the Registration Rights Agreement, the Noncompetition Agreement, the Employment Agreement, the Escrow Agreement, the SBA Sideletter, the Company Subscription Agreements, the Amended Articles of Incorporation and all other documents and agreements executed in connection with the Closing.

      "Transfer" shall mean any sale, transfer, offer for sale, exchange, pledge, mortgage, assignment or other disposition or conveyance.

      "Trust Stockholders" shall mean the John F. Ecklund 1995 Irrevocable Trust, the Sheldon McKensie Ecklund 1995 Irrevocable Trust, the John F. Ecklund 1997 Irrevocable Trust, the Sheldon McKensie Ecklund 1997 Irrevocable Trust and the Jay F. Ecklund 1997 Irrevocable Annuity Trust.

      1.2 Other Defined Terms. The following terms shall have the meanings set forth in the sections referred to below:

      DEFINED TERM                                    SECTION
      -------------------------------------------------------

      "AAA"                                           15.14(a)
      "Aggrieved Party"                               14.6(a)
      "Agreement"                                     Recitals
      "Annual Excess Free Cash Flow"                  3.1(b)
      "Audited Financial Statements"                  6.2(c)
      "Bridge Financing"                              12.6
      "Investor"                                      Recitals
      "Closing"                                       5.1
      "Closing Cash Payments"                         3.2(b)
      "Closing Date"                                  5.1
      "Code"                                          6.2(g)
      "COBRA"                                         6.2(l)
      "Common Stock"                                  Recitals
      "Commitments"                                   6.2(h)
      "Company"                                       Recitals
      "Company Basket"                                14.5
      "Company Business"                              3.1(b)
      "Company Subscription Agreements"               Recitals
      "Company's Plans"                               6.2(l)
      "Confidential Information"                      9.1
      "Confidentiality Agreement"                     8.1
      "Courts"                                        15.7
      "Cumulative Excess Free Cash Flow"              3.1(b)
      "Cumulative Targeted Excess
            Free Cash Flow"                           3.1(b)


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

      "Determination Date"                            3.1(b)
      "Earn-Out"                                      3.1(b)
      "Earn-Out Period"                               3.1(b)
      "Earn-Out Recipients"                           3.1(b)
      "Earn-Out Statement"                            3.1(b)
      "Employment Agreement"                          5.2(l)
      "Equity Financing"                              12.6
      "ERISA"                                         6.2(l)
      "Escrow Agent"                                  4.1
      "Escrow Deposit"                                4.1
      "Estimated Closing Balance Sheet"               3.3(a)
      "Estimated Closing Stockholders Equity"         3.3(a)
      "Final Closing Adjustment"                      3.4(d)
      "Final Closing Balance Sheet"                   3.4(c)
      "Final Stockholder Equity"                      3.4(a)
      "Fiscal Year"                                   3.1(b)
      "HIPAA"                                         6.2(l)
      "HSR Act"                                       10.1
      "Indemnifying Party"                            14.6(a)
      "Independent Accounting Firm"                   3.4(c)
      "Intellectual Property"                         6.2(j)
      "Legal Representatives"                         15.13
      "Life Insurance Policies"                       8.2(d)
      "November P&L"                                  3.4(a)
      "Objection Notice"                              3.1(b)
      "Permits"                                       6.2(k)
      "Phantom Stock Agreements"                      3.3(z)(II)
      "Preliminary Closing Balance Sheet"             3.4(a)
      "Recapitalization"                              Recitals
      "Recapitalization Financing"                    12.6
      "Redeemed Stock"                                2.4
      "Sale of the Business"                          3.1(b)
      "Selling Stockholders"                          Recitals
      "Selling Stockholders' Basket"                  4.3(a)
      "Senior Management"                             2.2
      "Stipulation Agreement"                         6.2(o)
      "Tax Returns"                                   6.2(g)
      "Total Consideration"                           3.1
      "Unaudited Financial Statements"                6.2(c)


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

                                    ARTICLE 2
                          RECAPITALIZATION TRANSACTION

      Upon the terms and conditions hereinafter set forth, the parties desire to consummate the Recapitalization, consisting of the following transactions, simultaneously on the Closing Date (except as otherwise noted) as part of an integrated and contractually interdependent plan:

      2.1 [Left blank intentionally]

      2.2 Equity Financing. Investor, Ontario Teachers and each member of the senior management of the Company set forth on Schedule 2.2 ("Senior Management") shall purchase from the Company additional shares of Common Stock in the number of shares of Common Stock and for the cash consideration set forth opposite its, his or her name on Schedule 2.2, payable on the Closing Date, in accordance with the terms of the Company Subscription Agreements.

      2.3 Debt Financing. The Company shall (a) execute and deliver that certain Senior Credit Agreement dated as of the Closing Date between the Company and Bankers Trust Company, as agent, and all other agreements and documents necessary or desirable in connection with the Bridge Financing, and (b) take any and all other commercially reasonable actions to consummate the Bridge Financing.

      2.4 Redemption of Shares. Each of the Trust Stockholders hereby agrees, severally but not jointly, as to the number of shares of Redeemed Stock set forth opposite such Trust Stockholder's name on Schedule 2.4, and the Principal Stockholder hereby agrees jointly and severally as to all of the Redeemed Stock, to sell, assign, transfer and deliver to the Company, and to cause the Company to purchase, redeem and acquire from each of the Selling Stockholders, on the Closing Date, all of such Selling Stockholder's right, title and interest in and to the number of shares of the Company's Common Stock set forth opposite such Selling Stockholder's name on Schedule 2.4 (hereinafter, all of such shares shall be referred to collectively as the "Redeemed Stock"), free and clear of all Encumbrances, other than restrictions on Transfer pursuant to the Securities Act of 1933, as amended, and any applicable state securities laws (none of which apply to the redemption of the Redeemed Stock pursuant to this Agreement). The purchase price payable by the Company to each of the Selling Stockholders for the Redeemed Stock and the manner of payment is set forth in Article 3.

      2.5 Treatment of Recapitalization. The transactions contemplated by this
Article 2 are intended to qualify as a recapitalization of the Company for financial accounting purposes and as a substantially disproportionate redemption of stock under Section 302(b)(2) of the Code for federal and state income tax purposes. The parties


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

hereby agree to report the transaction for financial accounting and income tax purposes in a manner consistent therewith.

                                    ARTICLE 3
                        TOTAL CONSIDERATION; ADJUSTMENTS

      3.1 Total Consideration. The total consideration payable by the Company for the Redeemed Stock, as such amount shall be adjusted pursuant to Section 3.3 and Section 3.4 ("Total Consideration"), shall consist of the following:

      (a) On the Closing Date, the Company shall make total payments in cash on the Closing Date of $86,160,721 with the $6,000,000 Escrow Deposit paid in accordance with Section 3.2(a) and the remaining $80,160,721 paid to each of the Selling Stockholders in the amounts set forth opposite their names on Scheduleu2.4.

      (b) Within thirty (30) days of the Determination Date, the Company shall pay, in cash, an earn-out ("Earn-Out") to each of the Persons listed on Scheduleu3.1(b) ("Earn-Out Recipients") in proportion to their percentage interest set forth thereon, determined as follows:

            (i) The following terms used in this Section 3.1(b) shall have the meanings set forth below:

      (A) "Annual Excess Free Cash Flow" shall mean, with respect to the Company Business for any Fiscal Year during the Earn-Out Period, an amount equal to the gross revenues in the ordinary course of business (including slippage income and postal savings) minus (i) the refund items, postage and freight, minus (ii) the cost of revenues (but excluding, in all events, all depreciation and amortization expense), minus (iii) the selling and general and administrative expenses, minus (or plus) (iv) the other expenses (or income) (but excluding in all events, all interest expense and income), and minus (v) the capital expenditures of the Company incurred in good faith, all of which shall be determined based on the books and records of the Company maintained in a manner consistent with past accounting methods and practices and in accordance with GAAP. Notwithstanding any provision herein to the contrary, Annual Excess Free Cash Flow shall not include:

      (w) any deduction or expense attributable to any stock option or other non-cash bonus or non-cash benefit plan of the Company including, without limitation, that certain stock option plan to be adopted by the Company after the Closing (but shall include all such bonuses or benefits paid in cash),

      (x) net receipts (or net losses) (after expenses and taxes applicable thereto) resulting from the sale, conversion, condemnation or other disposition of capital assets,


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

      (y) federal or state income taxes, prior-year adjustments, adjustments arising from major changes in accounting methods, fire, flood and extraordinary gains or losses, and gains or losses on foreign exchange, or

      (z) any management fees, service fees, overhead allocations, or other similar arrangements payable by the Company Business to Investor or any of its Affiliates, notwithstanding any provision herein to the contrary, the calculation of Annual Excess Free Cash Flow shall include credit for the full commercial value (as represented by standard sales prices) of any product or service of the Company Business provided by the Company to Investor or any of its Affiliates, or to the customers of Investor or any of its Affiliates at a discount to induce the purchase of products or services of Investor or its Affiliates.

      (B) "Company Business" shall mean the business of providing the services and/or products currently provided by the Company, or under research and/or development by the Company as of the Closing Date, and any natural extensions thereof, whether by the Company, Investor or any of their respective Affiliates; in all events, Company Business shall not include any business acquired by the Company after the date hereof.

      (C) "Cumulative Excess Free Cash Flow" shall mean the sum of the Annual Excess Free Cash Flow for each of the Fiscal Years during the Earn-Out Period (except as provided in subsection (iv) below).

      (D) "Earn-Out Period" shall mean the four Fiscal Year periods commencing January 1, 1998 and ending December 31, 2001. "Fiscal Year" shall refer to the fiscal year as maintained by the Company immediately preceding the Closing Date, such period being January 1 through December 31.

      (E) "Earn-Out Statement" shall mean a statement, certified as being true and correct in all material respects by an officer of Investor and reviewed by the Company's independent accountants, that shall identify the Annual Excess Free Cash Flow for the applicable Fiscal Year, with reasonable detail and accompanied by reasonable supporting documentation to demonstrate the basis for calculating Annual Excess Free Cash Flow based upon the Company's audited financial statements.

            (ii) Except as provided in subsection (iv) below, the Earn-Out shall equal twenty percent (20%) of the excess (if any) of (A) the Cumulative Excess Free Cash Flow, over (B) Ninety-Three Million Dollars ($93,000,000); provided, however, that the Earn-Out shall not, in any event, exceed Fifteen Million Dollars ($15,000,000). The Earn-Out shall be paid to the Earn-Out Recipients within thirty (30) days of the Determination Date proportionately based on their percentage interest set forth on Schedule 3.1(b).


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

            (iii) (A) Within ninety (90) days after the end of each Fiscal Year during the Earn-Out Period, the Company shall prepare and deliver to the Selling Stockholders (I) a copy of the Company's audited financial statement for such Fiscal Year, together with the independent auditor's report thereon, and (II) an Earn-Out Statement.

      (B) The Earn-Out Statement shall be subject to review by the Selling Stockholders or, at their option and expense, by an independent public accounting firm of their choice. The Company shall permit the Selling Stockholders and their representatives to have reasonable access during normal business hours to the data and information on which the Earn-Out Statement was prepared and to the Company's employees and/or representatives who assisted in its preparation; provided that to gain access to the accountant's work papers, the Selling Stockholders shall execute requisite indemnity agreements to the accountants.

      (C) The Selling Stockholders shall be deemed to have accepted an Earn-Out Statement and the Annual Excess Free Cash Flow indicated therein unless, within thirty (30) days after the date of delivery of the Earn-Out Statement, the Selling Stockholders give written notice (the "Objection Notice") to the Company of objection to any item thereon, which notice shall specify in reasonable detail the basis for such objection. If the Selling Stockholders give an Objection Notice, the Company and the Selling Stockholders shall attempt in good faith to resolve the dispute as promptly as possible.

      (D) If the Company and the Selling Stockholders have not been able to agree upon a resolution of the dispute within thirty (30) days after the date of the Objection Notice (which thirty (30) day period may be extended by written agreement of the parties), such dispute shall be resolved fully, finally and exclusively through use of an Independent Accounting Firm, in accordance with the dispute resolution provisions of Section 3.4(c). The costs of arbitration shall be apportioned between the Selling Stockholders and the Company as determined by the arbitrator in such manner as the arbitrator deems reasonable taking into account the circumstances of the case, the conduct of the parties during the proceeding, and the result of the arbitration. Any arbitration proceeding shall be concluded in a maximum of six (6) months from the date of the Objection Notice. All negotiations pursuant to this Section shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state Rules, and arbitration proceedings under this section shall be treated as confidential information in accordance with the provisions of the Confidentiality Agreement. Any arbitrator shall be bound by an agreement containing confidentiality provisions at least as restrictive as those contained in the Confidentiality Agreement. The procedures of this Section are exclusive and shall be fully exhausted prior to the initiation of any litigation. Either party may seek specific


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

enforcement of any arbitrator's decision under this Section. The other party's only defense to such a request for specific enforcement shall be fraud by or on the arbitrator.

      (E) The "Determination Date" shall be the date on which the final Earn-Out Statement following the expiration of the Earn-Out Period is mutually agreed to by the Selling Stockholders and Investor.

      (F) Notwithstanding any of the foregoing, any amount which is due and payable and not in dispute shall immediately be paid to the Earn-Out Recipients and nothing contained herein shall act to prevent the Earn-Out Recipients from commencing litigation to compel payment of any due and payable amounts not in dispute hereunder; provided, however, that the Company shall not be obligated to pay any such amount to the extent the Company is then in default of a payment obligation under any indebtedness for borrowed money ("Debt"), or such payment would constitute a default under the Debt, but the Company shall pay the Earn-Out Recipients interest at the default rate provided under the Debt from the date such payment is due hereunder until such payment is made and the Company shall make such payment as soon as is permitted under the Debt.

            (iv) Notwithstanding any provision herein to the contrary, in the event of a Sale of the Business during the Earn-Out Period, Cumulative Excess Free Cash Flow and Cumulative Targeted Excess Free Cash Flow shall be calculated as of the end of the month first preceding such sale (but excluding, in all events, any expenses incurred in connection with such Sale of the Business) and the Earn-Out shall equal twenty percent (20%) of the excess (if any) of (A) the Cumulative Excess Free Cash Flow for the period ending on the date of the Sale of the Business, over (B) the Cumulative Targeted Excess Free Cash Flow for such period. For purposes of this subsection (iv), the following terms shall have the following meanings:

      (A) "Sale of the Business" shall mean a sale of all or substantially all of the assets of the Company Business, a sale of more than fifty percent (50%) of the outstanding capital stock of the Company to any person or group of persons acting in concert (other than any Affiliate of the seller thereof), or a reorganization of the Company wherein the holders of stock receive stock in any other company, or a merger of Company with another company, in each case where such holders of stock and such holders' Affiliates own, directly or indirectly fifty percent (50%) or less of the outstanding capital stock of the Company or the entity surviving such reorganization or merger.

      (B) "Cumulative Targeted Excess Free Cash Flow" shall mean the sum of the following amounts with respect to each of the following Fiscal Years:


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

                  Fiscal                  Targeted Excess
                  Year                    Free Cash Flow
                  --------------------------------------
                  1998                    $20,525,000
                  1999                     22,075,000
                  2000                     25,200,000
                  2001                     25,200,000

with Targeted Excess Free Cash Flow for the Fiscal Year in which the Sale of the Business occurs determined proportionately as of the end of the month first preceding such sale.

            (v) The Earn-Out is personal to each of the Earn-Out Recipients, in proportion to their percentage interest set forth on Scheduleu3.1(b), and may not be Transferred without the prior written consent of the Company and for any reason other than by operation of law or by will or the laws of descent and distribution. Any attempted Transfer of the Earn-Out right by any holder thereof (other than as set forth in the preceding sentence) shall be null and void.

            (vi) The Earn-Out shall represent only a right to receive cash from the Company subject to the terms set forth herein, payable no later than thirty
(30) days after the Determination Date. The Earn-Out shall not possess any attributes of Common Stock and shall not entitle the Selling Stockholders to any rights of any kind other than as specifically set forth herein.

      (c) On the Closing Date, the Company shall pay the liabilities of the Company for transaction costs set forth on Schedule 3.1(c).

      3.2 Manner of Payment. Subject to Section 3.4, the Total Consideration shall be payable as follows:

      (a) At Closing, the Company shall deliver the Escrow Deposit to the Escrow Agent pursuant to Section 4.1.

      (b) At Closing, the Company shall make the cash payment described in
Section 3.1(a), as the same may be adjusted pursuant to Section 3.3 (as so adjusted, the "Closing Cash Payments"), less the Escrow Deposit, payable by wire transfer in immediately available funds in accordance with written instructions provided by the Selling Stockholders' Representative at least one (1) business day before the Closing Date.

      3.3 Pre-Closing Adjustment.

      (a) Not later than two (2) nor earlier than five (5) business days prior to the Closing Date, the Company shall prepare, in consultation with Investor and in accordance with the Closing Balance Sheet Principles and otherwise in conformity with GAAP, applied on a basis consistent with the Audited Financial Statements, and deliver to Investor, an estimated balance sheet of the Company as of the close of business on October 31, 1997 (the "Estimated Closing Balance Sheet"), a copy of which is attached hereto as Schedule 3.3(b). In addition, the Company shall prepare, in consultation with Investor, and deliver to Investor not later than two (2) business days prior to the Closing Date, a report, setting forth (i) its good faith determination of the total stockholders equity as of the close of business on Octoberu31, 1997 (the "Estimated Closing Stockholders Equity"), based upon the Estimated Closing Balance Sheet, and (ii) its good faith determination of the amount of the Closing Cash Payments, determined in accordance with clauses (b) and (c) below. Notwithstanding any provision herein to the contrary:

      (x)u the Estimated Closing Stockholders Equity and the Final Stockholder Equity shall not include an accrued liability or other adjustment that relates to:

      (I) the Closing Incentive Payments (other than as provided in clause
(y)(III) below);

      (II) any Minnesota Nonresident Shareholder State Tax Withholding;

      (III) any deferred income tax liability associated with the book/tax difference in slippage income (which was not reflected on the Company's interim July 31, 1997 financial statements and will not be reflected on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet);

      (IV) any cost, expense or other obligations of the Recapitalization (other than those costs specifically provided herein as being borne by the Selling Stockholders), and


      (y) the Estimated Closing Stockholders Equity and the Final Stockholders Equity shall include:

      (I) a reduction of cash and equity resulting from the distribution made pursuant to Sections 8.2(d)(i), 8.2(d)(ii) and 8.2(d)(iii).

      (II) a reduction to zero (0) in the accrued compensation liability for the phantom stockholders (after giving effect to the adjustments pursuant to Section 3.3(a)(y)(I)),

      (III) an accrued liability for the bonuses and other liabilities set forth on Scheduleu9.5, which are already reflected on the Estimated Closing Balance Sheet,

      (IV) an accrual for the employer's portion of the FICA and Medicare taxes payable in connection with the Closing Incentive Payments, and

      (V) an accrual liability for the Company's $101,450 severance obligation to John F. Ecklund.

      (z) the Final Stockholders Equity shall include (in addition to amounts included on the Estimated Closing Balance Sheet):

      (I) in the event the Company makes payments under the Company's 1997 Management Recognitition, Transition and Equity Bonus Plan which are less than $2,650,000, an additional asset in an aggregate amount equal to such deficiency.

      (II) an accrued liability for (i) the $500,000 due under paragraph 2 of that certain letter agreement dated as of the Closing Date between the Company and Charles D. Weil, (ii) any additional payment due to Mr.uWeil under paragraph 3 of such letter agreement and (iii) any additional payment due to Mr. Stinchfield and Mr. Ferguson under their separate letter agreements dated as of the Closing Date regarding their separate Phantom Stock Agreements dated December 31, 1991 (collectively, the "Phantom Stock Agreements").

      (b) The Closing Cash Payments shall be equal to the amounts set forth on
Schedule 2.4, plus the amount, if any, by which the Estimated Closing Stockholders Equity exceeds Fifteen Million Eight Hundred Eighty-Eight Thousand Four Hundred Seventy-Eight Dollars ($15,888,478) (or minus the amount, if any, by which Fifteen Million Eight Hundred Eighty-Eight Thousand Four Hundred Seventy-Eight Dollars ($15,888,478) exceeds the Estimated Closing Stockholders Equity, as the case may be).

      (c) Any adjustment in the Closing Cash Payments made by virtue of clause
(b) above shall be made in proportion to the percentage interest of Redeemed Stock set forth on Schedule 2.4.

      3.4 Post Closing Adjustments.

      (a) As promptly as practicable after the Closing, the Company shall prepare, in consultation with the Selling Stockholders and their representatives and in accordance with the Closing Balance Sheet Principles and otherwise in conformity with GAAP, applied on a basis consistent with the Audited Financial Statements, and deliver to the Selling Stockholders, (A) a balance sheet of the Company as of the close of business on October 31, 1997 (the "Preliminary Closing Balance Sheet") and its calculation of the total stockholders equity as of the close of business on October 31, 1997 ("Final Stockholder Equity"), substantially in the form of
Schedule 3.4(a)(i), and (B) the monthly profit and loss statement of the Company for the period ending on November 30, 1997 ("November P&L"), with a calculation of the profit (or loss) for the period from November 1, 1997 to and including the Closing Date equal to the profit or loss for the period ending on November 30, 1997 times a fraction in which the number of business days in November prior to and including the Closing Date is the numerator, and twenty (20) is the denominator; provided, however, that any extraordinary event occurring during November shall be allocated fully and completely to the period in which any such extraordinary event occurred (and correspondingly to the Selling Stockholders if occurring on or before the Closing Date, or to the Buyer if occurring after the Closing Date) and will not be subject to proration under this Section 3.4(a) (without limiting the generality of the foregoing, any expenses incurred by the Company in connection with the Recapitalization following the Closing (including those set forth in Section 15.2(a)) which are not specifically provided herein as being borne by the Selling Stockholders shall be allocated to the period after the Closing Date), and (ii) the Company shall cause Arthur Andersen LLP to examine the Preliminary Closing Balance Sheet and the calculation of Final Stockholder Equity and deliver its report, substantially in the form of Schedule 3.4(a)(ii) to the Selling Stockholders as soon after the Closing Date as possible, but in no event later than ninety (90) days after the Closing Date. The costs and expenses of preparing the Preliminary Closing Balance Sheet and the examination thereof and the report thereon by Arthur Andersen LLP shall be borne by the Company, and the costs and expenses of reviewing the Preliminary Closing Balance Sheet incurred by McGladrey & Pullen, LLP shall be borne by the Selling Stockholders.

      (b) The Selling Stockholders shall have thirty (30) days following delivery of the Preliminary Closing Balance Sheet and the November P&L during which to notify the Company of any dispute of any item contained therein, which notice shall set forth in reasonable detail the basis for such dispute and shall be accompanied by a certificate of the Selling Stockholders' independent auditor that they concur with each of the positions taken by the Selling Stockholders in such notice that the Preliminary Closing Balance Sheet or the November P&L, as the case may be, was not prepared in accordance with the Closing Balance Sheet Principles, and otherwise in accordance with GAAP, applied on a basis consistent with the Audited Financial Statements. During such 30-day period, and during the pendency of any dispute regarding the Preliminary Closing Balance Sheet or the November P&L, the Company shall grant the Selling Stockholders and their representatives reasonable access to the books and records of the Company and the accounting personnel of the Company. If the Selling Stockholders fail to notify the Company of any dispute within such 30-day period, the Preliminary Closing Balance Sheet or the November P&L, as the case may be, shall be the Final Closing Balance Sheet and the final November P&L, and shall be final and binding on the parties. In the event that the Selling Stockholders shall so notify the Company of any dispute, the Selling Stockholders and Investor shall cooperate in good faith to resolve such dispute as promptly as possible.

      (c) If Investor and Selling Stockholders are unable to resolve any such dispute within fifteen (15) days (or such longer period as the Company and the Selling Stockholders shall mutually agree in writing) of the Selling Stockholders' delivery of such notice, such dispute shall be resolved by a mutually agreeable nationally recognized, independent accounting firm ("Independent Accounting Firm"), and such determination shall be final and binding on the parties. If the Selling Stockholders and the Company cannot mutually agree on the identity of the Independent Accounting Firm, then the Selling Stockholders and the Company shall each submit to the other party's independent auditor the name of a national accounting firm (other than McGladreyu& Pullen, LLP and Arthur Andersen & Co.), and the Independent Accounting Firm shall be selected by lot from those two firms by the independent auditors of the two parties. (If no national accounting firm shall be willing to serve as the Independent Accounting Firm, then an arbitrator shall be selected to serve as such, such selection to be according to the above procedures.) Any expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by the Company and the Selling Stockholders. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days of submission of the Preliminary Closing Balance Sheet or the November P&L to it and, in any case, as promptly as practicable after such submission. The Final Closing Balance Sheet and the calculation of Final Stockholder Equity, or the November P&L, shall then be prepared by the Company and the Selling Stockholders based on the determination of the Independent Accounting Firm. The Final Closing Balance Sheet shall be the Preliminary Closing Balance Sheet deemed to be final pursuant to clause (b) above or as finally determined by the Independent Accounting Firm pursuant to this clause (c).

      (d) The Total Consideration shall be increased (or decreased) by (i)uthe amount by which the Final Stockholders Equity exceeds (or is less than) the Estimated Stockholders Equity, and (ii)uthe prorated portion of November, 1997 profit (or loss) determined in accordance with Section 3.4(a) (such amount, the "Final Closing Adjustment"). The Company or the Selling Stockholders, as the case may be, shall, within ten (10) days after the final determination pursuant to Section 3.4(c) or 3.4(d), make payment to the other by wire transfer in immediately available funds of the Final Closing Adjustment, together with interest thereon at the reference rate per annum quoted from time to time by Norwest Bank, Minnesota from the Closing Date to the date of payment.

                                    ARTICLE 4
                                     ESCROW

      4.1 Escrow. The Company shall deposit in escrow with Norwest Bank, Minnesota (the "Escrow Agent") Six Million Dollars ($6,000,000) cash ("Escrow

Deposit") to be held and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

                                    ARTICLE 5
                                     CLOSING

      5.1 Closing Date. The closing of the Recapitalization (the "Closing") shall take place at the office of Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, MN 55402 (or at such other place as the parties may mutually agree) at 10:00 o'clock a.m., local time, as soon as practicable after the satisfaction of the conditions set forth in Articles 11 and 12 (or such other time and date by mutual agreement of the parties) (the "Closing Date").

      5.2 Documents To Be Delivered by Selling Stockholders. At the Closing, the Selling Stockholders will deliver or cause to be delivered to Investor (unless otherwise indicated):

      (a) to the Company, stock certificates for the Redeemed Stock, free and clear of Encumbrances other than restrictions on Transfer pursuant to the Securities Act of 1933, as amended, and any applicable state securities laws (none of which apply to the redemption of the Redeemed Stock), which certificates shall be duly endorsed to the Company or accompanied by duly executed stock powers in form reasonably satisfactory to the Company;

      (b) a certificate of the Selling Stockholders, in form reasonably satisfactory to Investor, certifying (i)uthat all representations and warranties by the Selling Stockholders contained in the Agreement are true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (unless limited by their term to a prior date), other than breaches of such representations and warranties which would not reasonably be expected to result in a Material Adverse Effect; provided, however, the aforementioned shall be determined without regard to any materiality qualifications set forth in the representations and warranties, (ii) that the Selling Stockholders have performed and complied with, in all material respects, all covenants, obligations and agreements to be performed and complied with by the Selling Stockholders at or before the Closing, and (iii) that the conditions precedent set forth in Article 11 have been satisfied or waived;

      (c) resignations (effective as of the Closing Date) of (i) the members of the board of directors of the Company and (ii) the officers of the Company as directed by Investor;

      (d) the stock books, stock ledgers and minute books of the Company;

      (e) an executed copy of each of the Transaction Documents to which any Selling Stockholder is a party;

      (f) a copy of the Articles of Incorporation of the Company, certified by the Secretary of State of Minnesota, and a Certificate of Good Standing from the Secretary of State of Minnesota evidencing the good standing of the Company, each dated within ten (10) days of the Closing Date;

      (g) a copy of each of (i) the text of the resolutions adopted by the Board of Directors and Stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of all of the transactions contemplated by this Agreement and the other Transaction Documents, and (ii) the bylaws of the Company, without giving effect to the amendment thereto to be caused by Investor in connection with the Closing; along with certificates executed on behalf of the Company by its corporate secretary certifying to Investor that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded, and indicating the incumbency of all officers of the Company executing any of the Transaction Documents;

      (h) a certificate of the Trust Stockholders, in form reasonably satisfactory to Investor, certifying that any necessary actions have been taken by the Trust Stockholders to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents of which the Trust Stockholders are a party;

      (i) evidence reasonably satisfactory to Investor that the Shareholder Agreement dated September 21, 1987 between the Selling Stockholders has been terminated;

      (j) a customary legal opinion of counsel for the Company and the Selling Stockholders, dated as of the Closing Date, in form identical to Exhibit 5.2(j);

      (k) a title insurance policy issued for the Company's Young America, Minnesota facility;

      (l) employment and noncompetition agreement with Charles D. Weil, in form identical to Exhibit 5.2(l) ("Employment Agreement");

      (m) evidence reasonably satisfactory to Investor indicating the approval by the Selling Stockholders of the Closing Incentive Payments under Code Section 280G(b)(5)(B); and

      (n) evidence reasonably satisfactory to Investor that (i)uCharles D. Weil has released the Company from all obligations under that certain Employment Agreement dated Januaryu1, 1997, (ii)uDavid Ferguson and Frederick H. Stinchfield have released the Company from all obligations under the Phantom Stock Agreements, and (iii) Bruce Clark has released the Company from all obligations under that certain Sale of the Company Incentive Agreement (undated);

      (o) a FIRPTA certificate; and

      (p) such other documents, in form and substance reasonably satisfactory to Investor, as may be reasonably necessary to effect the Closing.

      5.3 Documents To Be Delivered by Investor. Unless otherwise indicated, at the Closing, Investor will deliver or cause to be delivered to the Selling
Stockholders:

      (a) the Company shall deliver the Closing Cash Payments to be paid to the Selling Stockholders in accordance with Section 3.2(b) and the Escrow Deposit to be made with the Escrow Agent in accordance with Section 4.1;

      (b) a certificate of Investor, in form reasonably satisfactory to the Selling Stockholders, certifying (i)uthat all representations and warranties by Investor contained in this Agreement shall be true and correct in all respects at and as of the Closing Date of the Agreement, as though such representations and warranties were made at and as of the Closing Date (unless limited by their term to a prior date), other than breaches of such representations and warranties which would not reasonably be expected to prevent consummation of the transactions contemplated by this Agreement, (ii)uthat Investor has performed and complied with, in all material respects, all of the covenants, obligations and agreements to be performed and complied with by such parties at or before the Closing, and (iii)uthat the conditions precedent set forth in Articleu12 have been satisfied or waived;

      (c) an executed copy of each of the Transaction Documents to which Investor is a party;

      (d) certificate executed on behalf of Investor by its corporate secretary certifying to the Selling Stockholders as to the incumbency of the officers of Investor executing any of the Transaction Documents.

      (e) Certificate of Good Standing of Investor dated no earlier than ten
(10) days prior to the Closing Date;

      (f) evidence reasonably satisfactory to the Selling Stockholders that the Equity Financing has been completed in accordance with Section 2.2; and

      (g) such other documents, in form and substance reasonably satisfactory to the Selling Stockholders, as may be reasonably necessary to effect the Closing.

                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

      6.1 Representations by Each of the Selling Stockholders. The Selling Stockholders, jointly and severally, hereby represent and warrant to Investor that:

      (a) Authority. The Selling Stockholders have all requisite authority and power to execute and deliver this Agreement and the other Transaction Documents to which they are a party and to consummate the transaction contemplated hereby and thereby. With respect to any Selling Stockholder which is a trust, such Selling Stockholder has taken all necessary trust action to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and no other trust action is necessary in connection therewith. This Agreement and such other Transaction Documents have been or will be duly and validly executed and delivered by the Selling Stockholders and, assuming this Agreement and such other Transaction Documents have been duly authorized, executed and delivered by each of the other parties hereto, this Agreement and such other Transaction Documents constitute a valid and binding agreement of the Selling Stockholders, enforceable against the Selling Stockholders in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including, without limitation, court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and
(iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

      (b) Ownership of Redeemed Stock. The Selling Stockholders own, beneficially and of record, the Redeemed Stock set forth opposite their names on Scheduleu2.4, free and clear of all Encumbrances other than restrictions on Transfer pursuant to applicable securities laws, and have, subject to compliance with such securities laws, full power and legal right to sell, assign, transfer and deliver the same to the Company. The delivery of the Redeemed Stock pursuant to the provisions of this Agreement will transfer to the Company good and valid title to the Redeemed Stock, free and clear of all Encumbrances, other than any Encumbrances created by the Company after the Closing.

      (c) No Violation; No Consent. The execution and delivery of this Agreement and the other Transaction Documents to which they are a party by the Selling Stockholders and the Company does not, and the performance of this Agreement and other Transaction Documents to which they are a party by the Selling Stockholders or the Company will not, (i) to the extent that a Selling Stockholder is a trust, violate any provision of the trust agreement under which such trust was created, (ii) conflict with or violate any Applicable Laws, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any other person under, or give to any other person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of the Company pursuant to, any contract, agreement or arrangement of any kind to which the Company is a party or by which the Company or any of its properties are bound or affected. The execution, delivery and performance by the Selling Stockholders and the Company of this Agreement and the other Transaction Documents to which they are a party will not require any notice to, filing with, or the consent, approval or authorization of any Person or Governmental Entity, except as contemplated in Section 10.1(b); provided that the Selling Stockholders make no representation or warranty under this Section 6.1(c) with respect to the transactions contemplated by the Company Subscription Agreement between the Company and Senior Management or the Company Subscription Agreement between the Company and Ontario Teachers.

      6.2 Representations by the Principal Stockholder. The Principal Stockholder hereby represents and warrants to Investor that:

      (a) Corporate Organization. The Company is a corporation validly existing and in good standing under the laws of Minnesota. The Company has the corporate power and authority to carry on its business as now being conducted, to own and operate the properties and assets now owned and being operated by it and to enter into and perform this Agreement and the other Transaction Documents. The Selling Stockholders have delivered or caused to be delivered to Investor complete and correct copies of the Company's articles of incorporation and bylaws as in effect on the date hereof (without giving effect to the amendment thereof caused by Investor in connection with the Closing). The Company is duly qualified or licensed to do business as a foreign corporation in each of the jurisdictions set forth in Schedule 6.2(a). Except as set forth on Schedule 6.2(a), the Company is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction, except such jurisdictions, if any, in which the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. Schedule 6.2(a) sets forth a true and complete list of the names and titles of the directors and executive officers of the Company. Since January 1, 1990, the Company has not owned any interest in any corporation, partnership, limited liability company, joint venture, trust or other entity.

      (b) Capitalization; Stock Ownership. Without giving effect to the amendment to the Company's articles of incorporation in connection with the Closing, the authorized capital stock of the Company consists of twenty thousand (20,000) shares of Common Stock, of which one thousand nine hundred twenty (1,920) shares are issued and outstanding. Any outstanding Common Stock which is not Redeemed Stock is owned by the Persons and in the amounts set forth in
Schedule 2.4. Except for the Redeemed Stock and the retained stock set forth in
Schedule 2.4, there is no other outstanding Common Stock of the Company. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for this Agreement, neither the Selling Stockholders nor the Company are a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of the Company or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of the Company, and there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of the Company or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of the Company.

      (c) Financial Statements.

            (i) Schedule 6.2(c)(i) contains true and complete copies of the audited balance sheets of the Company as of December 31, 1994, 1995 and 1996 and related statements of income, retained earnings and cash flows for the fiscal year ended on those dates, together with the notes thereto and the report thereon of McGladrey & Pullen, LLP (collectively, the "Audited Financial Statements"). Except as set forth in the notes thereto, the Audited Financial Statements were prepared from the books and records of the Company and present fairly, in all material respects, the financial position of the Company as of the respective dates of said balance sheets and the results of its operations and its cash flows for the respective periods then ended in conformity with GAAP.

            (ii) The Company has also made available to Investor an unaudited balance sheet of the Company as of Octoberu31, 1997 and the related statement of income and cash flows for the period then ended (the "Unaudited Financial Statements"). The Unaudited Financial Statements were prepared from the books and records of the Company and present fairly, in all material respects, the financial position of the Company as of the date thereof and the results of its operations for the period indicated in conformity with GAAP applied on a basis consistent with the Audited Financial Statements (subject to the normal year-end adjustments set forth on Schedule 6.2(c)(ii) and the absence of footnotes).

      (d) No Undisclosed Liabilities. The Company has no liabilities, except liabilities (i) in the aggregate adequately set forth in the Audited Financial Statements, (ii) incurred in the ordinary course of business after December 31, 1996 and reflected in the Final Closing Balance Sheet, or (iii) set forth on
Schedule 6.2(d).

      (e) Absence of Certain Changes. Except as set forth on Schedule 6.2(e), since December 31, 1996, the Company, taken as a whole, has conducted business in the ordinary course consistent with past practices and there has not occurred
(i) any Material Adverse Effect or (ii) any sale, disposition or creation of an Encumbrance upon any assets of the Company (other than (A) the sale of any asset with a book value of less than $100,000 and creations of Encumbrances in the ordinary course of business of less than $100,000 and (B) dispositions of any obsolete or worthless asset with a book value of less than $100,000.)

      (f) Properties and Assets.

            (i) Except as set forth on Schedule 6.2(f)(i), the Company has good and marketable title to, or a valid and binding leasehold or licensed interest in, all of the properties and assets of the Company (including all Intellectual Property), free and clear of all Encumbrances (except Permitted Encumbrances).

            (ii) All Equipment reflected in the Financial Statements is in good operating condition and repair and there is no extraordinary wear and tear to such property.

            (iii) Schedule 6.2(f)(iii) sets forth a list of all owned real property, leased real property and leased personal property. None of the owned real property is subject to any lease. The Company has made available to Investor or its representatives, copies of all leases for such leased property. Except as set forth on Schedule 6.2(f)(iii), all such leases are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

      (g) Tax Matters.

            (i) Except as set forth on Schedule 6.2(g), each of the Company and the Company's Plans has: (A) properly and timely filed, or has had properly and timely filed on its behalf, or will properly and timely file all federal, state, local and foreign tax returns, reports, statements and other similar filings ("Tax Returns") required to be filed by the Company with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed for all periods ending on or before the Closing Date, and has timely paid all Taxes shown thereon to be due; (B) timely and properly paid, or has had paid on its behalf, or will timely and properly pay, all Taxes due and payable on or prior to the Closing Date; and (C) complied with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended ("Code")), and timely and properly withheld from individual employee wages and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under all applicable laws; provided, however, that the Principal Stockholder makes no representation or warranty with respect to the payment to the proper Governmental Entity of the payroll withholding Taxes required in connection with the Closing Incentive Payments.

            (ii) The Company has made available to Investor true, correct and complete copies of all Tax Returns made to all Governmental Entities with respect to Taxes during the calendar years 1992 through 1996 and for any interim period in 1997 ending prior to the Closing Date.

            (iii) No Governmental Entity is now asserting or, to the best knowledge of the Principal Stockholder, threatened to assert against the Company any deficiency or claim for additional Taxes.

            (iv) Except as set forth on Schedule 6.2(g), there has been no Tax Audit or other administrative proceeding or court proceeding with regarding to any Taxes or Tax Returns, nor is any such Tax Audit or other proceeding pending or, to the best knowledge of the Principal Stockholder, threatened with regard to any such Tax Audit or other proceeding.


            (v) The Company (A) is not, and has not made an election to be, treated as a "consenting corporation" under Section 341(f) of the Code and (B) is not, and has not been, a "personal holding company" within the meaning of
Section 542 of the Code.

            (vi) No claim has been made by any taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

            (vii) The Company has continuously been a "small business corporation" (within the meaning of Section 1361 of the Code) for all taxable years beginning January 1, 1987 and ending on the Closing Date, and has duly elected under Section 1362(a) of the Code to be taxed as an "S corporation" (and has been so treated) for Federal income tax purposes. No corresponding election is required under the tax laws of the state of Minnesota for each of such taxable years. The Company has not received any correspondence from any Taxing Authority questioning its ability to be taxed as an S corporation (or the corresponding provision under state and local law).

            (viii) The Company has not incurred any liability to make or possibly make any payment either alone or in conjunction with any other payments that shall be non-deductible under, or would otherwise constitute a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state or local law).

            (ix) The Company will not incur any corporate-level Tax liability pursuant to Section 1374 of the Code, or other applicable law, with respect to the transactions contemplated herein.

            (x) The accrued Taxes payable set forth on the Final Closing Balance Sheet shall be adequate to cover all liabilities of the Company for Taxes with respect to all periods (or portions thereof) ending on or prior to the Closing Date.

      (h) Contracts. Except as set forth on Schedule 6.2(h) and delivered to or made available to Investor or its counsel, there are no (a) notes, bonds, mortgages, indentures, material leases, or material Permits, or (b) other contracts, agreements or other instruments or obligations or any amendments, supplements or restatements of any of the foregoing: to which the Company is a party or by which it or any of its properties or assets are bound ((a) and (b), collectively, "Commitments") that (i) relate to real property, (ii) restrict the Company from competing in any line of business, (iii) except for this Agreement, relate to any proposal to acquire the Company or all or substantially all of its assets or properties, or (iv) are otherwise material to the business, financial condition or results of operations of the Company, taken as a whole; provided, however, that except for any contracts involving indebtedness for borrowed money, the Company is not obligated to disclose in Schedule 6.2(h) or deliver or make available to Investor or its counsel any written contract where the annual financial payment obligation of either party is less than $250,000 or where the contract may be terminated without penalty on thirty (30) days or less written notice. The Company is not and, to the knowledge of the Principal Stockholder and the Company, no other party is, in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a violation of or default under) any material provision of any material Commitment. Each Commitment constitutes a valid and binding obligation on the Company and, to the knowledge of the Principal Stockholder and the Company, each other party thereto, enforceable against such other party in accordance with its terms.

      (i) Litigation. Except as set forth in Schedule 6.2(i), there is no suit, action, proceeding or investigation, either at law or in equity, or before any Governmental Entity now pending or, to the knowledge of the Principal Stockholder and the Company, threatened against the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company.

      (j) Intellectual Property. Schedule 6.2(j) sets forth a list of all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, and licenses obtained by the Company, that are material to the business of the Company, taken as a whole, as such business is now being conducted. The assets referred to in the preceding sentence, together with all such assets not required to be listed thereon due to the materiality qualification, and all processes, plans, ideas, concepts, technical information, data, research records, proprietary computer software, promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary or technical and business information shall be referred to collectively as the "Intellectual Property". There are no actions or proceedings pending or, to the knowledge of Principal Stockholder, threatened, challenging the rights of the Company to use the Intellectual Property. To the knowledge of the Principal Stockholder and the Company,uno person or entity is infringing the Intellectual Property. The Company is not infringing any rights of any third party under any patent, trademark, trade name, service mark or copyright, and the Company either has all right, title and interest in, or a valid and binding license to use, all Intellectual Property.

      (k) Compliance with Laws; Permits. Except for matters relating to Taxes which are addressed solely in Section 6.2(g), for matters relating to Environmental Laws which are addressed solely in Section 6.2(n), and for matters set forth in Schedule 6.2(k), the Company is in compliance, in all material respects, with all Applicable Laws relating to it or its properties, assets, operations and businesses including, without limitation, the Fair Labor Standards Act and the Minnesota Uniform Disposition of Unit Unclaimed Property Act. To the knowledge of the Principal Stockholder and the Company, there is no proposed or threatened change in Applicable Law that reasonably could be expected to have a Material Adverse Effect. The Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Entities which are material to the business of the Company, taken as a whole, as such business is now being conducted (collectively, the "Permits"). The Company is in compliance with the terms of the Permits applicable to it.

      (l) Employee Matters. Schedule 6.2(l) sets forth all management, employment and other contracts providing for the employment or retention of employees with annual compensation in excess of $100,000. The Company is not a party to or bound by any collective bargaining agreement. Schedule 6.2(l) lists all pension and employee benefit plans, profit sharing plans, bonus, deferred compensation, supplemental executive retirement plans, excess benefit plans, phantom stock, stock options, stock appreciation or other forms of incentive or other compensation plans or arrangements including, without limitation, all "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all welfare, severance, vacation and other employee fringe benefit plans including, without limitation, all "employee welfare benefit plans" as defined in Section 3(1) of ERISA, as amended, maintained by the Company relating to the employees or former employees of the Company (collectively, the "Company's Plans"). The Company has made available to Investor copies of each of the Company's Plans as in effect on the date hereof. The Company's Plans have been maintained, in all material respects, in accordance with their respective terms and conditions and Applicable Laws. All contributions to the Company's Plans that have been required to be made in accordance with Section 302 of ERISA or Section 412 of the Code have been made. No non-exempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which could subject the Company to a Tax. At no time during the five-year period preceding the Closing Date has the Company been required to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA) for the benefit of the employees of the Company. Each of the Company's Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service stating that it is so qualified. The Company has made available to Investor copies of the most recent Internal Revenue Service determination letters with respect to each such plan. Neither the Company nor any Affiliate is or ever has been obligated to contribute to any "defined benefit plan" (within the meaning of Section 3(35) of ERISA). Each Company Plan which is subject to the requirements of the Consolidated Omnibus Budget Reconciliation of 1985 ("COBRA") and the Health Insurance Portability and Accountability Act ("HIPAA") has been maintained, in all material respects, in compliance with COBRA and HIPAA, including all notice requirements, and no tax payable on account of Section 4980B or any other section of the Code has been or is expected to be incurred. All reporting and disclosure obligations imposed under ERISA and the Code have been satisfied in all material respects with respect to each Company Plan.

      (m) Insurance. The Company maintains insurance policies which are in amount and character, including with respect to the perils or hazards covered thereby, substantially similar to that carried by entities engaged in similar businesses. Schedule 6.2(m) sets forth a summary of the insurance policies maintained by the Company from January 1, 1995 to the Closing Date.

      (n) Environmental Matters.

            (i) The Company is in substantial compliance with all Environmental Laws with respect to its properties, assets, operations and business.

            (ii) The Company has obtained and adhered, in all material respects, to all necessary Permits and other approvals, necessary to store, dispose of and otherwise handle Hazardous Material and has reported, to the extent required by Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Material has been treated, stored or disposed of.

            (iii) No Hazardous Material has been Released at or on any of the property owned, leased or operated by the Company or any of its predecessors.

            (iv) The Company has not received any written notice, claim or request for information relating to any on-site or off-site locations to which the Company has transported Hazardous Material or arranged for the transportation of Hazardous Material, alleging that the Company is or reasonably may be expected to be liable for any clean-up cost, remedial work, damage to natural resources or personal injury.

            (v) There is no Environmental Claim pending or threatened against the Company which would have a Material Adverse Effect.

            (vi) The real property owned by the Company does not contain any underground storage tanks.

The representations and warranties contained in this Section 6.2(n) are the exclusive representations and warranties of the Principal Stockholder with respect to compliance with and liability under Environmental Laws.

      (o) Labor Matters. The Company is not and, within the past five years, has not been, a party to any collective bargaining or other labor union contracts. As of the date of this Agreement, there is no material labor dispute, grievance, strike or work stoppage pending, or to the knowledge of the Principal Stockholder, threatened against the Company. The Company has made available to Investor that certain Stipulation Agreement ("Stipulation Agreement") between the Company and the Department of Labor dated August 9, 1996, which is attached to Schedule 6.2(o) of the Disclosure Schedule. The Company is in compliance, in all material respects, with the Stipulation Agreement, and there is no suit, action, proceeding or further investigation pending or, to the knowledge of the Principal Stockholder, threatened against the Company by the Department of Labor.

      (p) Accounts Receivable. All accounts receivable reflected on the Unaudited Financial Statements, and all such receivables from third parties arising after the date thereof, constitute bona fide receivables from third parties resulting from the sale of goods and services in the ordinary course of business.

      (q) Supplies. The packaging supplies of the Company are undamaged, not obsolete and consist of items of a quality and quantity readily useable in the ordinary course of business. The value at which such supplies are carried on the Company's financial statements is in accordance with GAAP.

      (r) Customers. Schedule 6.2(r) sets forth a list of the fifteen largest customers of the Company during the fiscal year ended December 31, 1996 and during the nine month period ended Septemberu30, 1997. Except as set forth in Schedule 6.2(r), as of the date hereof, (a) none of the customers listed in Schedule 6.2(r) has given the Company written notice or, to the knowledge of the Company, oral notice of its intention to terminate or materially reduce its business relationship with the Company, it being understood that the Principal Stockholder gives no assurance that any such termination, material reduction or decrease will not occur, and (b) neither the Principal Stockholder nor the Company has any reason to believe that any of such customers intend to terminate or materially reduce its business relationship with the Company or take any such action.

      (s) Related Party Transactions. Schedule 6.2(s) sets forth (i) a list of all officers and employees of the Company as of the date hereof and the aggregate salary, bonus and other cash compensation paid to each such person in the most recently completed fiscal year and (ii) a list of all directors, officers and employees of the Company as of the date hereof and the aggregate salary, bonus and other cash compensation paid to each such person from the beginning of the current fiscal year to November 7, 1997. Except for any bonuses or distributions contemplated to be made pursuant to this Agreement or the Transaction Documents, the Company has not made, nor will make, any distributions to directors, officers or employees, other than ordinary compensation in the ordinary course of business, between November 7, 1997 and the Closing Date. Except as set forth on Schedule 6.2(s), there are no agreements or arrangements between the Company, on the one hand, and any of its directors, officers, employees or consultants, on the other hand. No affiliate, director, officer, employee or consultant of the Company owns any interest in any material asset or property (real or personal, tangible or intangible), business or contract used or intended for use or otherwise relating to the business currently conducted or proposed to be conducted by the Company.
Schedule 6.2(s) sets forth the cash or cash equivalents, assets and properties, if any, contributed or loaned by the Selling Stockholders into the Company from January 1, 1995 to the Closing Date; provided, contributions made by the Selling Stockholders in repayment of advances, loans and the like made to the Selling Stockholders will not be included. As of the Closing Date, none of the Selling Stockholders have any loans outstanding with the Company.

      (t) Brokers. Except as set forth on Schedule 6.2(t), no third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Selling Stockholders or the Company, other than the fees and expenses related to the HSR Act which are addressed in Section
15.2. The Selling Stockholders shall remain liable, and neither the Company nor Investor shall incur any liability for, any fees, commissions or similar compensation that may be or become due pursuant to the scheduled matters in
Schedule 6.2(t).

      (u) Post-October 31 Actions. Since October 31, 1997, neither the Selling Stockholders nor the Company have taken any action that would constitute a breach of the representations and warranties under Article 6 or the covenants under Section 8.2.

      (v) No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement or any other Transaction Document, none of the Selling Stockholders nor any other Person makes any other express or implied representation or warranty on behalf of the Selling Stockholders or otherwise in respect of the Company or the Redeemed Stock that could give rise to a claim for indemnification hereunder.

                                    ARTICLE 7
             REPRESENTATIONS AND WARRANTIES OF INVESTOR AND COMPANY

      7.1 Investor's Representations. Investor represents and warrants to each of the Selling Stockholders as follows:

      (a) Corporate Organization. Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now being conducted by it and to carry out the transactions contemplated by this Agreement.

      (b) Authority. The execution and delivery of this Agreement, the purchase of the newly issued shares of Common Stock pursuant to the Equity Financing and the consummation of the other transactions provided for hereby have been duly and validly authorized by all necessary corporate action of Investor. This Agreement has been duly and validly executed and delivered by Investor and, assuming the due authorization, execution and delivery by the Selling Stockholders and the Company, constitutes a legal, valid and binding obligation of Investor enforceable against Investor in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including, without limitation, court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

      (c) No Violation; No Consent. The execution and delivery of this Agreement by Investor does not, and the performance of this Agreement by Investor will not, (i) violate or conflict with any provision of the certificate of incorporation or bylaws of Investor, (ii) conflict with or violate any Applicable Law or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any provision of any contract or agreement of any kind to which Investor is a party or by which Investor or any of its properties are bound or affected. The execution, delivery and performance by Investor of this Agreement and the other Transaction Documents will not require any notice to, filing with, or the consent, approval or authorization of any Person or Governmental Entity, except for such consents, approvals or authorizations a failure of which to obtain or make, individually or in the aggregate would not materially impair or delay the consummation of the transactions contemplated by this Agreement.

      (d) Litigation. There is no suit, action, proceeding or investigation, either at law or in equity, or before any Governmental Entity now pending or, to the knowledge of Investor, threatened against Investor, nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Investor, that would, individually or in the aggregate, materially impair the ability of Investor to effect the Closing.

      (e) Brokers. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Investor.

      (f) Available Funds. As of the Closing Date, Investor will have sufficient funds available to complete the portion of the Equity Financing relating to Investor and Ontario Teachers. As of the Closing Date, assuming consummation of the Bridge Financing, the Company will have sufficient funds available to satisfy its obligation to pay the Total Consideration, fund the cash payment of the Closing Incentive Payments and related withholding taxes immediately after the Closing pursuant to Section 2.5 and pay all expenses incurred by Investor in connection with the transactions contemplated hereby.

      (g) No Other Representations or Warranties. Except for the representations and warranties contained in this Article 7, neither Investor nor any other person makes any other express or implied representation or warranty on behalf of Investor.

      7.2 Company's Representation. The Company represents and warrants to each of the Selling Stockholders that at and immediately following the Closing (including the completion of the Recapitalization Financing), the Company will be Solvent after giving effect to the redemption of the Redeemed Stock, the Recapitalization Financing and any other transactions contemplated hereby on such date or which would be otherwise taken into account in determining whether the redemption of the Redeemed Stock or any of the other transactions contemplated hereby were a fraudulent transfer or impermissible distribution under Applicable Law.

                                    ARTICLE 8
                        COVENANTS OF SELLING STOCKHOLDERS

      8.1 Access to Information and Documents. Prior to the Closing, the Selling Stockholders will cause the Company to give to Investor and its respective prospective lenders, and their respective agents and representatives (including, but not limited to, accountants, lawyers, environmental consultants and appraisers) access during normal working hours to any and all of the properties, assets, books, records and other documents of the Company and the Company's advisors and management as Investor may reasonably request, and the Company will furnish to Investor such information and copies of such documents and records pertaining to the Company as Investor shall reasonably request. All such information and access shall be subject to the terms and conditions of the letter agreement dated June 17, 1997 between Investor and the Company (the "Confidentiality Agreement"). In connection with such access, Investor shall, and shall cause its agents and representatives to, use all commercially reasonable efforts to minimize any disruption of the Company. The Selling Stockholders agree to cause the Company to perform under this Section 8.1 as may be necessary.

      8.2 Conduct of Business Pending Closing. From the date hereof until the Closing, except with the prior written consent of Investor or as otherwise contemplated by this Agreement, the Selling Stockholders will cause the Company to:

      (a) Use all commercially reasonable efforts to maintain itself at all times as a corporate entity validly existing under the laws of the State of Minnesota;

      (b) Continue its practice of paying payables and collecting receivables consistent with past practice;

      (c) Use all commercially reasonable efforts to carry on its business and operations consistent with past practice and will not permit the Company to engage in any activity or transaction or make any commitment to purchase or spend money other than in the ordinary course of its business;

      (d) Not declare, authorize or pay any distribution or dividend to the Selling Stockholders (other than (i) the distribution of Excess Cash prior to the Closing Date, (ii)uthe related distribution, not to exceed $300,000, payable to Messrs. Stinchfield and Ferguson pursuant to the Phantom Stock Agreements in connection with the Excess Cash distribution referred to in clauseu(i) above, and (iii) a distribution of the Company's right, title and interest in and to those certain life insurance policies issued by Phoenix Home Life Mutual, policy numbers 2585327 and 2243189, and that certain life insurance policy issued by NALAC, policy number L-1204466, with the Principal Stockholder as the insured party for each specified policy (collectively the "Life

Insurance Policies")) and will not redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any shares of its stock;

      (e) Not materially increase any compensation, commission, bonus or employee benefit to any director, officer, employee or independent contractor as such;

      (f) Use all commercially reasonable efforts to continue to carry all of its existing insurance;

      (g) Not sell, transfer or otherwise dispose of or pledge or otherwise encumber, or obligate itself to sell, transfer or otherwise dispose of or pledge or otherwise encumber, any material portion of its properties or assets;

      (h) Not amend its articles of incorporation or bylaws (except as contemplated by Investor);

      (i) (i) file any Tax Returns and elections with respect to any liabilities for Taxes of the Company or other matters relating to Taxes of the Company which pursuant to Applicable Laws must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax Returns or elections to Investor; and (iii) not amend any Tax Return filed prior to the date hereof without the prior consent of Investor, which consent shall not be unreasonably withheld or delayed. The Company shall bear all of the expenses associated with filing the Tax Returns described in this Section 8.2(i) and any Tax liability of the Company in connection with such Tax Returns shall be accrued as a liability on the Final Closing Balance Sheet;

      (j) Not issue or sell, or authorize or propose the issuance or sale of, additional shares of capital stock of any class (including Common Stock), or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities (other than pursuant to the Company Subscription Agreements);

      (k) Not incur any debt, except in the ordinary course of business consistent with past practice;

      (l) Not enter into other material Commitments, or amend, supplement or restate existing material Commitments; and

      (m) Not agree to take any of the actions set forth in Sections 8.2(c) through 8.2(e), 8.2(g), and 8.2(j) through 8.2(l), or agree not to take any of the actions set forth in Sections 8.2(a), 8.2(b), 8.2(f), and 8.2(h) through 8.2(k).

      8.3 Consents and Approvals. The Selling Stockholders and the Company, respectively, shall use all commercially reasonable efforts to obtain prior to the Closing all consents, authorizations and approvals of any Person required to be obtained by the Selling Stockholders or the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions provided for hereby.

      8.4 Resignation of Officers and Directors. Prior to or at the Closing, the Selling Stockholders will cause each officer and director of the Company (other than those set forth on Schedule 8.4) to resign as an officer or director of the Company effective at the Closing.

      8.5 Conditions. The Selling Stockholders shall take, and shall cause the Company to take, all commercially reasonable actions necessary or desirable to cause the conditions set forth in Article 12 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

      8.6 No Negotiations. The Selling Stockholders shall not, and shall cause the Company not to, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Company or other similar transaction or business combination involving the Company, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. The Selling Stockholders shall, and shall cause the Company to, promptly notify Investor if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Investor with such information regarding such proposal, offer, inquiry or contact as Investor may request.

      8.7 Environmental Matters.

      (a) The Selling Stockholders shall cause the Company to allow Investor and its representatives and agents access to the real property owned, leased or operated by the Company as of the date hereof and all maintenance records, licenses, permits, reports, certificates, correspondence with Governmental Entities or other items relating to the construction, operation and environmental condition of such real property or the business of the Company, as such documentation may be kept in the ordinary course of business for the purpose of reviewing and making photocopies of the same. The Selling Stockholders shall furthermore cause the Company to make available for the purpose of interviews with Investor and its representatives and agents such employees and its representatives of the Company as may have knowledge useful in environmental matters.

      (b) Investor or, after the Closing, the Company shall pay the expense of performing any Phase I environmental audit and any Phase II environmental testing (including, without limitation, soil borings, soil samples and ground water samples), and preparing any written report in connection therewith.

      8.8 Tax Matters.

      (a) The Selling Stockholders shall prepare for filing the short period Tax Return for the Company for the period from January 1, 1997 to and including the day before the Closing Date and provide a copy of such return to the Company at least 20 days before filing. The Company and the Selling Shareholders shall review such return and shall attempt in good faith to resolve any disputes. If the Company and the Selling Shareholders are unable to resolve such dispute within ten (10) days, such issues shall be referred to the Independent Accounting Firm for final determination. Pursuant to Section 9.7, the Company shall provide reasonable access to the relevant portions of the Company's books and records and personnel as may be required by the Selling Stockholders for the purpose of preparing such Tax Returns.

      (b) Investor acknowledges that the Company will claim all deductions attributable to the payment of the Company's obligations with respect to the Closing Incentive Payments shall be claimed for all Tax purposes on the short period Tax Return of the Company ending on the day before the Closing Date; provided, however, that in the event Investor provides written notice of its objection to any such claimed deductions where the Closing Incentive Payment was not delivered prior to the Closing Date, the Company shall not be required to claim such deductions in such Tax Return unless the Selling Stockholders provide the Company with (i) a reasoned opinion of counsel (which opinion and counsel shall be reasonably satisfactory to the Company and its counsel) providing, in effect, that such deductions are properly claimed in such short period Tax Return and (ii) an agreement to indemnify the Company in connection with such deductions, reasonably satisfactory to the Company.

      (c) After the Closing, but on or before the due date of the short period return referred to in clause (a) above, the Selling Stockholders that are not residents of the State of Minnesota shall deliver to the Company a copy of Minnesota Form MW-4NR, Minnesota Withholding Exemption Certificate.

      8.9 Recapitalization Accounting; Cooperation. The Selling Stockholders agree to cooperate and take commercially reasonable action to ensure that the transaction contemplated by this Agreement will be treated as a recapitalization for financial accounting purposes.

      8.10 Amended Articles of Incorporation and Bylaws. On the Closing Date, the Selling Stockholders agree to cause the Company (a) to file the amended

Articles of Incorporation, and (b) to adopt the amended Bylaws, each in the form submitted by Investor.

      8.11 [Left Blank Intentionally]

      8.12 Closing Incentive Payments. At least one (1) day prior to the Closing Date, the Company shall pay the Closing Incentive Payments in the amounts and to the individuals set forth on Scheduleu8.12, other than the portion of the Closing Incentive Payments that relates to the Company's 1997 Management Recognition, Transition and Equity Bonus Plan, which shall be paid by the Company in accordance with the terms and conditions of such Plan.

                                    ARTICLE 9
                              COVENANTS OF INVESTOR

      Investor covenants and agrees with the Selling Stockholders as follows:

      9.1 Confidentiality. Investor shall, and shall use all commercially reasonable efforts to cause its Affiliates, associates, employees, agents and representatives to, (i) hold in strict confidence and not disclose to any person any and all documents and information containing proprietary information or trade secrets of the Selling Stockholders or the Company furnished to, obtained by or learned by Investor in connection with this Agreement and the transactions contemplated hereby ("Confidential Information") and (ii) refrain from using any such Confidential Information for any personal advantage, except that Investor shall be free to disclose and use all or any of such Confidential Information which can be shown to have been (a) already in the possession of Investor without restrictions of confidentiality at the time of disclosure to Investor;
(b) a matter of public knowledge other than as a result of any action or omission by or on behalf of Investor; (c) published other than as a result of any action or omission by or on behalf of Investor in any publication for public distribution or filed as public information with any governmental authority; or
(d) lawfully obtained by Investor from a third person without restrictions of confidentiality. The covenants of Investor contained in this Section 9.1 (i) shall survive any termination of this Agreement prior to Closing, (ii) shall survive the Closing with respect to Confidential Information of the Selling Stockholders and (iii) shall terminate at the Closing with respect to Confidential Information of the Company.

      9.2 Consents and Approvals. Investor shall use all commercially reasonable efforts to obtain prior to the Closing all consents, authorizations and approvals of any Person required to be obtained by Investor in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions provided for hereby.

      9.3 No Unreasonable Interference. Prior to the Closing, Investor will not, directly or indirectly, solicit the employees or customers of the Company.

      9.4 Release of Directors. Prior to the Closing, the Company shall release, effective as of the Closing, each director who shall have resigned as a director of the Company pursuant to Section 8.4 from all liabilities and obligations as a director, pursuant to a release in form identical to Exhibit 9.4 attached hereto.

      9.5 Tax Matters. Investor shall file, or cause to be filed, all Tax Returns of the Company (a) for Tax periods which begin before the Closing Date and end after the Closing Date, and (b) for Tax periods which begin after the Closing Date. After the Closing Date, Investor may, to the extent permitted by Applicable Laws, amend, modify or otherwise change any Tax Return of the Company for any Tax period; provided, however, that except with respect to any amendment, modification or other change required by Applicable Law, the Principal Stockholder shall have the right to approve any amended, modified or otherwise changed Tax Return of the Company for a Tax period ending on or before the Closing Date or any change in tax accounting methods affecting any such Return where an increase in the taxable income of the Company is reported on such amended Tax Return, which approval may be withheld or granted by the Principal Stockholder in his sole and absolute discretion. Investor shall cause the Company to pay the accrued liabilities set forth on Schedule 9.5 within seventy-four (74) days of the Closing Date to the extent such accrued liabilities are included on the Final Closing Balance Sheet.

      9.6 Conditions. Investor shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Article 11 to be satisfied.

      9.7 Books and Records. For a reasonable period of time after the Closing Date (which for any tax-related matters shall mean at least seven (7) years after the Closing Date), Investor will allow the Selling Stockholders and their agents reasonable access to the relevant portions of the Company's books and records and the Company's personnel for legitimate business reasons, such as the preparation of tax returns or the defense of litigation. Without limiting the generality of the foregoing, in connection with the short period Tax Return of the Company that the Selling Stockholders will cause to be prepared, the Company shall make available to the Selling Stockholders or their representatives the working profit and loss statement prepared in connection with the Final Closing Balance Sheets and all adjusting entries related thereto. Copies of such books and records may be made in accordance with this section, at the cost of the Selling Stockholders. The Selling Stockholders will not use and will hold in confidence all confidential information identified as such by, and obtained from, Investor and any of its officers, agents, representatives or employees; provided, however, that information which (a) was in the public domain, (b) was in fact known to the Selling Stockholders prior to disclosure by Investor or its officers, agents, representatives or employees, or (c) becomes known to the Selling Stockholders from or through a third party who has the legal right to disclose such information, shall not be deemed to be confidential information.

      9.8 WARN Act. After the Closing Date, all obligations to the employees or former employees of the Company under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101, et seq., shall be the sole obligation of the Company.

      9.9 Recapitalization Accounting; Cooperation. Investor agrees to cooperate and take commercially reasonable action to ensure that the transaction contemplated by this Agreement will be treated as a recapitalization for financial accounting purposes.

      9.10 Financing. Investor agrees to use all commercially reasonable efforts to obtain the Recapitalization Financing.

      9.11 Payment of Liabilities. For a period of 180 days after the Closing Date, the Company shall pay the liabilities and obligations of the Company reflected on the Final Closing Balance Sheet in a manner not materially inconsistent with the Company's past practices.

                                   ARTICLE 10
                              GOVERNMENTAL CONSENTS

      10.1 Consents and Approvals. Each of the parties hereto shall use commercially reasonable efforts to (i) effect all necessary registrations, filings, notifications and submissions of information required under Applicable Laws to any Governmental Entity including, but not limited to, filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act"), (ii) obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement under any Applicable Laws from any Governmental Entity, and (iii) furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

                                   ARTICLE 11
                 CONDITIONS TO SELLING STOCKHOLDERS' OBLIGATIONS

      The obligations of the Selling Stockholders to cause the redemption of the Redeemed Stock and otherwise consummate the Recapitalization is subject to the fulfillment, or written waiver by the Selling Stockholders, prior to or at the Closing of the following conditions:

      11.1 Investor Performance. All representations and warranties by Investor contained in this Agreement shall be true and correct in all respects at and as of the execution date of this Agreement and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date (unless limited by their term to a prior date), other than breaches of such representations and warranties which would not reasonably be expected to have a Material Adverse Effect. Investor shall have performed and complied with, in all material respects, all covenants, obligations and agreements of this Agreement to be performed and complied with by Investor at or before the Closing.

      11.2 Consents and Approvals . The Selling Stockholders, the Company and Investor shall have obtained all material consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity required to be obtained by the Selling Stockholders or Investor, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, expiration or termination of the waiting period applicable to the consummation of the redemption of the Redeemed Stock under the HSR Act).

      11.3 No Litigation. There shall not be threatened, instituted or pending any action or proceeding before any Governmental Entity, (a)uchallenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions,
(b)useeking to prohibit direct or indirect ownership or operation by Investor of all or a material portion of the business or assets of the Company, or to compel Investor or any of its Affiliates or the Company to dispose of or to hold separately all or a material portion of the business or assets of Investor and its Affiliates or of the Company, as a result of the transactions contemplated hereby, or (c)useeking to invalidate or render unenforceable any material provision of this Agreement or any of the other Transaction Documents.

      11.4 Consummation of Recapitalization. All of the conditions to closing in favor of the Selling Stockholders or the Company set forth in the other Transaction Documents shall have been satisfied or waived by the Selling Stockholders or the Company, and Investor and its Affiliates shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them on or prior to the Closing Date under the other Transaction Documents.

                                   ARTICLE 12
                      CONDITIONS TO OBLIGATIONS OF INVESTOR

      The obligation of Investor to consummate the Recapitalization is subject to the fulfillment, or written waiver by Investor, prior to or at the Closing of the following conditions:

      12.1 The Selling Stockholders' Performance. All representations and warranties by the Selling Stockholders and the Principal Stockholder contained in this Agreement shall be true and correct in all respects at and as of the execution date of this Agreement and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date (unless limited by their term to a prior date), other than breaches of such representations and warranties which would not reasonably be expected to have a Material Adverse Effect. The Selling Stockholders shall have performed and complied with, in all material respects, all covenants, obligations and agreements of this Agreement to be performed and complied with by the Selling Stockholders at or before the Closing.

      12.2 Consents and Approvals. The Selling Stockholders, the Company and Investor shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity or of any other person required to be obtained by the Selling Stockholders or Investor, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, expiration or termination of the waiting period applicable to the consummation of the redemption of the Redeemed Stock under the HSR Act).

      12.3 No Litigation. There shall not be threatened, instituted or pending any action or proceeding before any Governmental Entity, (a)uchallenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions,
(b)useeking to prohibit direct or indirect ownership or operation by Investor of all or a material portion of the business or assets of the Company, or to compel Investor or any of its Affiliates or the Company to dispose of or to hold separately all or a material portion of the business or assets of Investor and its Affiliates or of the Company, as a result of the transactions contemplated hereby, or (c)useeking to invalidate or render unenforceable any material provision of this Agreement or any of the other Transaction Documents.

      12.4 No Material Adverse Effect. There shall not have occurred, since the date of this Agreement, any event, change or circumstance constituting a Material Adverse Effect.

      12.5 Delivery of Documents. Investor shall have received from the Selling Stockholders the documents described in Sections 5.2(a) through 5.2(n).

      12.6 Financing Contingency. Investor shall have obtained or arranged for
(a) at least $38.8 million of equity financing in the Company from Investor, Ontario Teachers and Senior Management pursuant to the Company Subscription Agreements to partially finance the payment of the Total Consideration ("Equity Financing"), (b) bridge financing of $80 million from Bankers Trust Company pursuant to the terms of that certain Senior Credit Agreement dated as of the Closing Date to finance the payment of the balance of the Total Consideration and transaction fees and expenses ("Bridge Financing") (the Equity Financing and the Bridge Financing shall be referred to collectively as the "Recapitalization Financing").

      12.7 Due Diligence. Investor shall have completed a due diligence investigation of the business, affairs, assets, liabilities, historical financial results, operations and prospects of the Company, and Investor shall not have learned any information as a result of such investigation which in the reasonable opinion of Investor is likely to have a Material Adverse Effect (which material adverse information shall not include, but shall be in addition to, any information disclosed prior to the execution and delivery of this Agreement, including information set forth in detail in the Confidential Memorandum prepared by Goldsmith, Agio, Helms and Company on behalf of the Selling Stockholders, and information contained in this Agreement, including the schedules hereto). This condition shall be deemed satisfied in full unless Investor delivers written notice to the Selling Stockholders of the receipt of such material adverse information in reasonable detail. In the event Investor delivers to the Selling Stockholders such notice, this condition shall be deemed satisfied in full if, within ten days of receiving such notice, the Selling Stockholders shall have cured or prevented, to the reasonable satisfaction of Investor, any such Material Adverse Effect or the underlying causes likely to have such effect.

      12.8 Consummation of Recapitalization. All of the conditions to closing in favor of Investor set forth in the other Transaction Documents shall have been satisfied or waived by Investor, and the Selling Stockholders, the Company and their respective Affiliates shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them under the other Transaction Documents and the Recapitalization Documents.

                                   ARTICLE 13
                                   TERMINATION

      13.1 Termination. Subject to Section 13.1(c), this Agreement may be terminated at any time prior to the Closing as follows:

      (a) Either Investor or the Selling Stockholders may, without liability to the other party, terminate this Agreement by notice to the other parties:

            (i) if the Closing shall not have occurred on or before December 15, 1997;

            (ii) subject to Section 10.1, if any court of competent jurisdiction shall have issued a preliminary injunction which restrains or enjoins any of the transactions contemplated hereby; provided, however, that no such termination shall be permitted by either party unless it shall have complied with Section 10.1(b);

            (iii) if any of the conditions precedent to the performance of such party's obligations at the Closing shall not have been fulfilled; provided, however, that the other party shall be allowed ten (10) days within which to satisfy any such unfulfilled conditions precedent (other than the Selling Stockholder's failure to deliver the Redeemed Stock in accordance with Section 5.2(a) or the Company's obligation to deliver the Closing Cash Payments in accordance with Section 5.3(a), respectively, for which no grace period is available).

      (b) Investor and the Principal Stockholder may terminate this Agreement by their mutual written consent.

      (c) Notwithstanding any provision in this Article 13 to the contrary, a party whose breach has prevented the Closing shall not have the right to terminate this Agreement without the written consent of Investor in the case of such breach by any Selling Stockholder, or the Company and the Selling Stockholders in the case of such a breach by Investor.

      13.2 Effect of Termination. If this Agreement is terminated, this Agreement (except for Section 9.1, this Section 13.2 and Section 15.2 which shall survive such termination), shall no longer be of any force or effect and there shall be no liability on the part of any party or any of its directors, officers, shareholders or agents except, in the case of termination because of a default or breach resulting from the willful fault of another party, the aggrieved party or parties may recover from the defaulting party the amount of expenses incurred by such aggrieved party or parties in connection with this Agreement and the transactions contemplated hereby which the aggrieved party or parties would otherwise have to bear pursuant to Section 15.2. If this Agreement shall be terminated, each party will (i) redeliver all documents, work papers and other materials of any other party relating to this Agreement or the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody any proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing such proprietary information or trade secrets or excise such proprietary information or trade secrets therefrom and all information received by any party hereto with respect to the business of any other party or any of its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any personal advantage or disclosed by such party to any third person to the detriment of the party furnishing such information.

                                   ARTICLE 14
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      14.1 Survival of Representations and Warranties. All representations and warranties contained in Article 6 (with respect to the Selling Stockholders) and in Article 7 (with respect to Investor and the Company), and the indemnification obligation of the parties with respect thereto, and all other indemnification obligations of the parties hereunder, shall survive the Closing until May 21, 1999; provided, however, that (a) the representations and warranties set forth in Sectionsu6.2(g) and 6.2(l) shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations, and (b) the representations and warranties set forth in Sections 6.1(a), 6.1(b) and 6.2(a) shall survive the Closing indefinitely.

      14.2 The Selling Stockholders' Indemnification Obligations. Subject to the terms and conditions of this Article 14 and the express limitations of Section 14.3, the Selling Stockholders agree to indemnify and hold the Company harmless against any and all Damages resulting from or relating to:

      (a) any breach of any representation or warranty of the Selling Stockholders contained in this Agreement; provided that (i) any claim by Investor for indemnification under this paragraph (a) must be made within the survival period for said breach as provided for in Section 14.1 and no later, and (ii) the Principal Stockholder shall be the sole Selling Stockholder liable for any indemnification obligations resulting from or relating to any breach of any representation or warranty of the Principal Stockholder contained in Section
6.2 of this Agreement; provided, the Principal Stockholder shall be jointly and severally liable for the representations and warranties under Section 6.1, and each Trust Stockholder shall be severally liable for their own representations and warranties under Section 6.1;

      (b) any breach of any covenant of the Selling Stockholders contained in this Agreement;

      (c) any liability or obligation of the Company specifically excluded from the calculation of Estimated Closing Stockholders Equity and Final Stockholders Equity pursuant to Section 3.3(a);

and any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification. The parties recognize that in order to structure the transactions contemplated hereby as a recapitalization, Investor and certain other investors (other than the Selling Stockholders) are acquiring less than 100% of the capital stock of the Company. The parties also recognize that a breach of a representation, warranty or covenant of the Selling Stockholders may not result in actual "Damages" suffered by the Company but would result in actual "Damages" by a purchaser of 100% of the shares of capital stock of the Company. Notwithstanding anything to the contrary contained herein or in any Transaction Document, for purposes of the indemnification obligations under
Section 14.2, Damages suffered, sustained or incurred by the Company shall be deemed to include those that would have been sustained by a purchaser of 100% of the shares of capital stock of the Company for the sum of $129,200,000.

      14.3 Limitations on the Selling Stockholders' Indemnification Obligations.

      (a) The Selling Stockholders shall have no obligation to provide indemnification pursuant to Section 14.2 except to the extent that the aggregate amount of indemnification to which the Company, but for this Section 14.3, otherwise shall have become entitled hereunder shall exceed $750,000 (the "Selling Stockholders' Basket"), in which event the Selling Stockholders shall be obligated, subject to the next succeeding sentence, to provide indemnification only with respect to all amounts in excess of the Selling Stockholders' Basket. Notwithstanding any language in this Section 14.3 to the contrary, the Selling Stockholders' indemnification obligation for Damages (i) pursuant to Section 14.2(b) or Section 14.2(c) or (ii) pursuant to Section 14.2(a), with respect to a breach of any representation or warranty contained in Sections 6.1(a), 6.1(b), 6.2(a) or 6.2(u), shall not be subject to or limited by the Selling Stockholders' Basket and instead shall be payable in full to the Company, subject to the other limitations provided for in this Section 14.3.

      (b) Subject to the exceptions described in this clause (b), notwithstanding any other provision contained in this Agreement or the other Transaction Documents to the contrary, in no event shall the Selling Stockholders have any liability for indemnification pursuant to Section 14.2(a), the other terms of this Agreement or the other Transaction Documents in an aggregate amount in excess of Ten Million Dollars ($10,000,000); provided, however, that the only exceptions to such liability limitation shall be any claim for indemnification made by the Company with respect to (i) a breach of the representations or warranties contained in Section 6.1(a), Section 6.1(b), Sectionu6.2(a), Section 6.2(g)(vii), or Section 6.2(u)), and (ii) any action or proceeding brought on the basis of fraud.

      (c) Notwithstanding anything contained in this Agreement to the contrary, the Selling Stockholders shall have no liability for indemnification hereunder with respect to any claim for indemnification (i) for bad debts and service credits to the extent of the reserves therefor in the Final Closing Balance Sheet, (ii) arising solely from a change by the Company in accounting principles after the Closing, or (iii) arising from a change in law or regulation after the Closing Date (including Taxes and Environmental Laws) having a retroactive effect, it being agreed that if a retroactive tax law change results in a refund to Selling Stockholders, they shall reimburse the Company for the amount of such refund. Any indemnification to which the Company, but for the immediately preceding sentence, otherwise shall have become entitled hereunder, shall not be taken into account in calculating the Selling Stockholders' Basket.

      (d) Notwithstanding any other provision herein to the contrary, (i)uthe indemnification obligation of each Trust Stockholder to the Company hereunder shall be determined on a several basis and shall be limited (A) with respect to any individual Indemnifiable Claim, solely to each Trust Stockholder's proportionate share of any Damage resulting from or relating to such Claim, determined in accordance with the percentage interest of each Trust Stockholder as set forth on Schedule 2.4, and (B) in the aggregate to each Trust Stockholder's share of the Total Consideration (including the Earn-Out) payable under this Agreement, and (ii)uthe indemnification obligation of the Principal Stockholder shall be joint and several.

      14.4 The Company's Indemnification Obligations. Subject to the terms and conditions of this Article 14, the Company agrees to indemnify and hold the Selling Stockholders harmless against any and all Damages, except as expressly limited by the terms of Section 14.5, resulting from or relating to:

      (a) any breach of representation or warranty of Investor contained in this Agreement or of the Company contained in Section 7.2 of the Agreement; provided that any claim by the Selling Stockholders for indemnification under this paragraph (a) must be made no later than May 21, 1999;

      (b) any breach of any covenant of Investor, or the Company that requires action by the Company after the Closing, contained in this Agreement;

and any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

      14.5 Limitations on Indemnification Obligations of the Company. The Company shall have no obligation to provide indemnification pursuant to Section
14.4 except to the extent that the aggregate amount of indemnification to which the Selling Stockholders, but for this Section 14.5, otherwise shall have become entitled hereunder shall exceed $750,000 (the "Company Basket"), in which event the Company shall be obligated, subject to the next succeeding sentence, to provide indemnification only with respect to all amounts in excess of the Company Basket. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Company have any liability for indemnification pursuant to
Section 14.4 in an aggregate amount in excess of Ten Million Dollars ($10,000,000); provided, however, that the foregoing liability limitation shall not apply to a breach of the Company's representations and warranties set forth in Section 7.2. Notwithstanding any language in this Section 14.5 to the contrary, indemnification for Damages resulting from or relating to the breach of a covenant provided for in Section 14.4(b) shall not be subject to this
Section 14.5 for the purpose of calculating the Company Basket and instead shall be payable in full to the Selling Stockholders, subject to the overall limitation for all Damages provided for in this Section 14.5.

      14.6 Procedure for Indemnification Claims. The respective indemnification obligations of the Selling Stockholders and the Company pursuant to Sections
14.2 and 14.4 shall be conditioned upon compliance by the Selling Stockholders and the Company with the following procedures for indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement, provided, that except for compliance with the submission of a claim within the survival period as provided for in Section 14.1 (which requirement shall be absolute and unqualified), the failure of an Aggrieved Party to comply with the procedural requirements of this Section 14.6 shall result in the extinguishment of such Aggrieved Party's indemnification claim only if and to the extent that the failure to comply results in prejudice to the Indemnifying Party.

      (a) If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the "Aggrieved Party") which could reasonably result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and provide a reasonable estimate of the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim).

      (b) The Indemnifying Party may assume control of such a claim only if the Indemnifying Party acknowledges unconditionally that it is liable to pay indemnification hereunder for such a claim. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employees and agents of the Aggrieved Party as are reasonably necessary and useful in connection with the defense.

The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim, action or proceeding.

      (c) If the Indemnifying Party does not assume the defense of any such claim within thirty (30) days of its tender, action or proceeding, the Aggrieved Party may defend against such claim, action or proceeding in such manner as it may deem appropriate. The Indemnifying Party agrees to cooperate and make available to the Aggrieved Party all books and records and such officers, employees and agents of the Indemnifying Party as are reasonably necessary and useful in connection with the defense.

      (d) In the event an Aggrieved Party or Indemnifying Party shall cooperate in the defense or make available books, records, officers, employees or agents, as required by the terms of paragraphs (b) and (c), respectively, of this
Section 14.6 the party to which such cooperation is provided shall pay the out-of-pocket costs and expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its officers, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers and employees in connection therewith.

      14.7 Other Indemnification Provisions.

      (a) The indemnification obligations of the Selling Stockholders and the Company under this Section 14 shall constitute the sole and exclusive remedies of Investor, the Company and the Selling Stockholders, respectively, with respect to the matters described in Sections 14.2 and 14.4, respectively; provided, however, that no party's remedies shall be so limited with respect to any action or proceeding brought on the basis of fraud. Notwithstanding any language to the contrary in this Section 14.7(a), a party shall not be precluded from seeking specific performance of this Agreement to the extent such relief is available under governing law.

      (b) All amounts paid by the Indemnifying Party under this Article 14 shall be treated as adjustments to the Total Consideration for all tax purposes.

      (c) The amount of any indemnification to be paid under this Article 14 shall be computed after giving effect to any tax benefits actually realized by the Aggrieved Party and any insurance proceeds actually received by the Aggrieved Party, after taking into account the tax consequences of the receipt of any indemnity payment hereunder.

      (d) Notwithstanding any provision herein to the contrary, to the extent the Company shall become entitled to any indemnification pursuant to this
Article 14, the Company first must seek such indemnification from the Escrow Deposit, until such time as the funds in the Escrow Deposit are exhausted.

      (e) Notwithstanding any provision herein to the contrary, the Indemnifying Party's obligation to indemnify the Aggrieved Party in connection with a breach of any representation or warranty, and the amount of Damage to be indemnified, shall be determined without regard to any materiality qualification set forth in such representation or warranty.

                                   ARTICLE 15
                                  MISCELLANEOUS

      15.1 Assurance of Further Action. Subject to the terms and conditions of this Agreement, from time to time prior to or after the Closing, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taking all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under Applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder or thereunder; and (c) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

      15.2 Expenses. Whether or not the Closing is consummated, except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement (including without limitation fees and expenses of legal counsel, accountants and other professionals) shall be paid by the party incurring such expense. Without limiting the generality of the foregoing (a) Investor or, after the Closing, the Company, shall bear all of the fees and expenses payable in connection with the Recapitalization Financing including, without limitation, the origination and other fees and expenses payable in connection with the Bridge Financing, and (b) the Selling Stockholders shall bear all their own expenses and all expenses of the Company in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all brokers commissions, fees and expenses and all attorneys fees and expenses incurred by the Selling Stockholders or the Company in connection with this Agreement and the transactions contemplated hereby (other than the Recapitalization Financing).

      15.3 Waiver. The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

      15.4 Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail postage prepaid addressed as follows: if to the Principal Stockholder, to Jay F. Ecklund, Pier 66 Resort & Marina, 2301 Southeast 17th Street, Ft. Lauderdale, FL 33316, Attn: Starlight F-124 (with a copy to Michael J. McDonnell, Esq., Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, MN 55402); if to the Trust Stockholders, to Charles M. Thompson, Esq., P.O. Box 777, Pierre, South Dakota 57501, with a copy to Dorsey & Whitney, LLP, Attn: William J. Berens, Esq., Trustee, Pillsbury Center South, 220 South Sixth Street, Minneapolis, MN 55402; if to Investor, to BT Capital Partners, Inc., Attn: Robert Marakovits, 130 Liberty Street, New York, NY 10006 (with a copy to O'Sullivan, Graev & Karabell, LLP, Attn: John M. Scott, Esq., 30 Rockefeller Plaza, 41st Floor, New York, NY 10112); or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

      15.5 Entire Agreement. This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written among the parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

      15.6 Rights Under this Agreement; Nonassignability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the prior written consent of the other parties; provided, however, that Investor may assign all or any part of its rights under this Agreement and delegate all or any part of its obligations under this Agreement to one or more corporations all or substantially all of the capital stock or equity interests of which are owned by Investor or an Affiliate of Investor, in which event all of the rights and powers of Investor, and remedies available to it hereunder shall extend to and be enforceable by each such corporation. Any such assignment and delegation shall not release Investor from its obligations hereunder and Investor guarantees to the Selling Stockholders the performance by any such assignee corporation of its obligations hereunder and under the agreement of such corporation referred to in the penultimate sentence of this Section 15.6. In the event of any such assignment and delegation, the terms "Investor" and "party" as used in this Agreement shall be deemed to refer to each such corporation where reference is made to actions to be taken pursuant to this Agreement and the transactions contemplated hereby and shall be deemed to include both Investor and each such corporation where appropriate. As a condition of the Closing, each such corporation shall execute and deliver to the Selling Stockholders an agreement, in form and substance satisfactory to the Selling Stockholders and its counsel, to be bound by the terms of this Agreement, and irrevocably authorizing Investor to act for it in all matters pertaining to this Agreement, and representing and warranting to the Selling Stockholders as to the same matters, with appropriate modifications, set forth in Section 7. The Selling Stockholders shall be required to deal, and give notices to, and shall be fully protected in dealing only with, and giving notices only to, Investor with respect to all matters pertaining to this Agreement.

      Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      15.7 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in the State of New York and shall be construed without regard to (i) any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York and (ii) any presumption or other rule requiring the construction of an agreement against the party causing it to be drafted. Any legal action in a proceeding brought in accordance with the terms of Section
15.14 (including for enforcement of any arbitration award) shall be brought in either Hennepin County, Minnesota, in the Courts of the State of Minnesota or of the United States District Court for the District of Minnesota, or in New York, New York, in the Courts of the State of New York or of the United States District Court for the Southern District of New York (the aforementioned courts shall be referred to collectively as the "Courts"), and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid Courts. The parties irrevocably consent to the service of process out of any of the aforementioned Courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the parties at their addresses referenced in Section 15.4. The parties hereby irrevocably waive any objection which they may now or hereafter have to laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any of the other Transaction Documents, brought in the Courts referred to above and hereby further irrevocably waive and agree, to the extent permitted by Applicable Laws, not to plead or claim in any such Court that any such action or proceeding brought in any such Court has been brought in an inconvenient forum.

      15.8 Publicity. Without consultation with the other party, no party to this Agreement shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby, except for such press releases or other statements as the disclosing party may reasonably determine are required by applicable law, including, without limitation, a press release to be made by the Selling Stockholders in connection with the execution of this Agreement.

      15.9 Headings; References to Sections, Exhibits and Schedules. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

      15.10 Knowledge. When applied to any party to this Agreement, the term "knowledge" and any derivatives thereof shall refer only to the actual knowledge of the party (if a natural person), or in the case of the Selling Stockholders and the Company, the persons set forth on Schedule 15.10 of the Disclosure Schedule, after review of his or her official personnel files, and no information known by any other employee, or any attorney, accountant or other representative, of such party shall be imputed to such party.

      15.11 [Left blank intentionally].

      15.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

      15.13 Trustee's Liability. The parties hereto acknowledge and agree that neither a Trustee of a Trust Stockholder nor any legal representative, heir, successor or assignee (his "Legal Representatives") of such Trustee, shall have any individual or personal liability for any liabilities or obligations under this Agreement solely by reason of his acting as a trustee thereunder (including, without limitation, for any breach of any representation, warranty, covenant or agreement of any of the Trust Stockholder or any other part under this Agreement), nor shall resort be had to the property of any such Trustee or his Legal Representatives for the satisfaction of any such liability or obligation. Each trustee of a Trust Stockholder shall execute this Agreement and any other Transaction Documents on behalf of any and all trusts created or to be created under the trust agreement pursuant to which such Trust Stockholder was formed.

      15.14 Dispute Resolution. The parties acknowledge and agree that they shall cooperate in good faith to resolve promptly any disputes arising under or related to this Agreement and the Transaction Documents. In the event the parties are unable to resolve any such dispute on an amicable basis, the parties agree that in some situations arbitration can be a quick, effective and relatively inexpensive method of dispute resolution. With these principles in mind, the parties agree to the following:

      (a) Disputes involving a claim or claims that, in total, seek less than One Million Dollars ($1,000,000) in relief and do or does not involve a claim for equitable relief, will be adjudicated exclusively through use of the arbitration services provided by the American Arbitration Association ("AAA"), using the AAA's Commercial Rules. Any such arbitration may be venued in Minneapolis, Minnesota or New York, New York, at the discretion of the party initiating such an arbitration. The parties further agree that any award granted by the arbitrator shall not exceed One Million Dollars ($1,000,000), exclusive of interest (if any). The parties agree that any attempt by the arbitrator to exercise power other than as provided for herein, or to issue an award that violates this Section 15.14(a), shall be null, void and unenforceable in any forum.

      (c) The parties agree that any dispute involving claims seeking monetary relief exceeding One Million Dollars ($1,000,000), or any claims seeking any form of equitable relief, in whole or in part, shall be adjudicated exclusively in a court of competent jurisdiction pursuant to Section 15.7 and shall not be subject to arbitration.

      15.15 Action By Selling Stockholders. Each of the Selling Stockholders hereby agrees that the Selling Stockholders, as a group, shall deal with the Company, Investor and all other third parties in connection with all matters arising under this Agreement and the other Transaction Documents in accordance with the decision of the Selling Stockholder or Selling Stockholders who hold a majority of the percentage interests of the Redeemed Stock set forth on Schedule
2.4 ("Majority Stockholder(s)"). Such Majority Stockholder(s) shall have the power to act on behalf of all of the Selling Stockholders for all purposes, including administering the post-closing adjustments, the indemnification procedures and the Escrow Agreement, and the Company, Investor and such third parties, respectively, shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Majority Stockholder(s) to act on behalf of the Selling Stockholders.

      15.16 Third Party Beneficiary. The Earn-Out Recipients are each intended third party beneficiaries of this Agreement solely for purposes of Sectionu3.1(b). Except as set forth in the preceding sentence, there are no other third party beneficiaries of this Agreement.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          BT CAPITAL PARTNERS, INC.


                                          By /s/ [ILLEGIBLE]
                                            -------------------------------

                                            Its Partner
                                               ----------------------------


                                          ---------------------------------
                                          Jay F. Ecklund

                                          JOHN F. ECKLUND 1995
                                          IRREVOCABLE TRUST


                                          By
                                            -------------------------------
                                            William J. Berens, as Trustee of
                                            the Trust and not individually


                                          By
                                            -------------------------------
                                            Charles M. Thompson, as Trustee
                                            of the Trust and not individually

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          BT CAPITAL PARTNERS, INC.


                                          By
                                            -------------------------------

                                            -------------------------------

                                            Its Partner
                                               ----------------------------


                                          /s/ Jay F. Ecklund
                                          ---------------------------------
                                          Jay F. Ecklund

                                          JOHN F. ECKLUND 1995
                                          IRREVOCABLE TRUST


                                          By /s/ William J. Berens
                                            -------------------------------
                                            William J. Berens, as Trustee of
                                            the Trust and not individually


                                          By /s/ Charles M. Thompson
                                            -------------------------------
                                            Charles M. Thompson, as Trustee
                                            of the Trust and not individually

                                          SHELDON MCKENSIE ECKLUND
                                          1995 IRREVOCABLE TRUST


                                          By /s/ William J. Berens
                                            -------------------------------
                                            William J. Berens, as Trustee of
                                            the Trust and not individually


                                          By /s/ Charles M. Thompson
                                            -------------------------------
                                            Charles M. Thompson, as Trustee
                                            of the Trust and not individually

                                          JOHN F. ECKLUND 1997
                                          IRREVOCABLE TRUST


                                          By /s/ William J. Berens
                                            -------------------------------
                                            William J. Berens, as Trustee of
                                            the Trust and not individually


                                          By /s/ Charles M. Thompson
                                            -------------------------------
                                            Charles M. Thompson, as Trustee
                                            of the Trust and not individually

                                          SHELDON MCKENSIE ECKLUND
                                          1997 IRREVOCABLE TRUST


                                          By /s/ William J. Berens
                                            -------------------------------
                                            William J. Berens, as Trustee of
                                            the Trust and not individually


                                          By /s/ Charles M. Thompson
                                            -------------------------------
                                            Charles M. Thompson, as Trustee
                                            of the Trust and not individually

                                          JAY F. ECKLUND 1997
                                          IRREVOCABLE ANNUITY TRUST


                                          By /s/ William J. Berens
                                            -------------------------------
                                            William J. Berens, as Trustee of
                                            the Trust and not individually

                                          YOUNG AMERICA CORPORATION


                                          By /s/ Charles D. Weil
                                            -------------------------------

                                            -------------------------------

                                            Its President/CEO
                                               ----------------------------